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As Filed With the Securities and Exchange Commission on May 7, 2002

Registration No. 333-85902

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
Amendment No. 1
to
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sinclair Broadcast Group, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	51300	52-1494660
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Hunt Valley, Maryland 21030
(410) 568-1500
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

David D. Smith
Chairman, President and Chief Executive Officer
10706 Beaver Dam Road
Hunt Valley, Maryland 21030
(410) 568-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
John B. Watkins, Esq.
Roger J. Patterson, Esq.
Wilmer, Cutler & Pickering
100 Light Street
Baltimore, Maryland 21202
(410) 986-2800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdicion of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Primary Executive Offices
Chesapeake Television, Inc.	Maryland	513100	52-1590917	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KSMO, Inc.	Maryland	513100	52-1836395	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WCGV, Inc.	Maryland	513100	52-1836393	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Acquisition IV, Inc.	Maryland	513100	52-1947227	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WLFL, Inc.	Maryland	513100	52-1911462	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Media I, Inc.	Maryland	513100	52-1742771	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WSMH, Inc.	Maryland	513100	52-1952880	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Media II, Inc.	Maryland	513100	52-1313500	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WSTR Licensee, Inc.	Maryland	551112	52-1958895	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WGME, Inc.	Maryland	513100	52-2050323	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Media III, Inc.	Maryland	513100	52-1836394	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WTTE, Channel 28 Licensee, Inc.	Maryland	551112	52-1742776	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WTTO, Inc.	Maryland	513100	52-1836391	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WTVZ, Inc.	Maryland	513100	52-1903498	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WYZZ, Inc.	Maryland	513100	52-1959155	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KOCB, Inc.	Oklahoma	513100	73-1021304	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500

FSF-TV, Inc.	North Carolina	513100	56-1744771	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KSMO Licensee, Inc.	Delaware	551112	52-1966077	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WDKY, Inc.	Delaware	513100	61-1250982	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WYZZ Licensee, Inc.	Delaware	551112	52-1959631	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KLGT, Inc.	Minnesota	513100	41-1706187	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television Company II, Inc.	Delaware	551112	52-2091286	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Communications, Inc.	Maryland	551112	52-1977539	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WSYX Licensee, Inc.	Maryland	551112	52-2100995	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WGGB, Inc.	Maryland	513100	52-1976547	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WTWC, Inc.	Maryland	513100	52-2149163	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Communications II, Inc.	Delaware	551112	04-3289279	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Holdings I, Inc.	Virginia	551112	54-1637082	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Holdings II, Inc.	Virginia	551112	54-1781478	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Holdings III, Inc.	Virginia	551112	54-1834835	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television Company, Inc.	Delaware	513100	58-1719496	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television of Buffalo, Inc.	Delaware	513100	22-2997498	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television of Charleston, Inc.	Delaware	513100	57-0856686	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500

Sinclair Television of Nashville, Inc.	Tennessee	513100	62-0948016	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television of Nevada, Inc.	Nevada	551112	88-0299238	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television of Oklahoma, Inc.	Delaware	513100	04-3404863	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television of Tennessee, Inc.	Delaware	513100	62-1663615	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television License Holder, Inc.	Nevada	551112	04-3404381	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Television of Dayton, Inc.	Delaware	513100	25-1462963	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Acquisition VII, Inc.	Maryland	551112	52-2202776	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Acquisition VIII, Inc.	Maryland	551112	52-2202775	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Acquisition IX, Inc.	Maryland	551112	52-2202774	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Acquisition X, Inc.	Maryland	551112	52-2202779	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Acquisition XI, Inc.	Maryland	551112	52-2202778	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Acquisition XII, Inc.	Delaware	551112	52-2211255	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Montecito Broadcasting Corporation	Delaware	551112	33-0773615	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Channel 33, Inc.	Nevada	551112	88-0233278	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WNYO, Inc.	Delaware	513100	65-0617241	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
New York Television, Inc.	Maryland	551112	52-2261453	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Properties, LLC	Virginia	513100	54-1781481	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500

Sinclair Properties II, LLC	Virginia	551112	54-1896557	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KBSI Licensee L.P.	Virginia	551112	54-1762871	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KETK Licensee L.P.	Virginia	551112	54-1816155	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WMMP Licensee L.P.	Virginia	551112	54-1816156	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WSYT Licensee L.P.	Virginia	551112	54-1717683	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WEMT Licensee L.P.	Virginia	551112	54-1794615	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WKEF Licensee L.P.	Virginia	551112	54-1762869	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WGME Licensee, LLC	Maryland	551112	52-2149851	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WICD Licensee, LLC	Maryland	551112	52-2149843	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WICS Licensee, LLC	Maryland	551112	52-2149853	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KGAN Licensee, LLC	Maryland	551112	52-2149845	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WSMH Licensee, LLC	Maryland	551112	52-2115781	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WPGH Licensee, LLC	Maryland	551112	52-2115755	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KDNL Licensee, LLC	Maryland	551112	52-2115752	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WCWB Licensee, LLC	Maryland	551112	52-2203568	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WTVZ Licensee, LLC	Maryland	551112	52-2115761	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Chesapeake Television Licensee, LLC	Maryland	551112	52-2115731	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500

KABB Licensee, LLC	Maryland	551112	52-2115751	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
SCI-Sacramento Licensee, LLC	Maryland	551112	52-2117009	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WLOS Licensee, LLC	Maryland	551112	52-2115696	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KLGT Licensee, LLC	Maryland	551112	52-2117084	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WCGV Licensee, LLC	Maryland	551112	52-2115785	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
SCI-Indiana Licensee, LLC	Maryland	551112	52-2115757	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KUPN Licensee, LLC	Maryland	551112	52-2115754	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WEAR Licensee, LLC	Maryland	551112	52-2117080	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WLFL Licensee, LLC	Maryland	551112	52-2115786	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WTTO Licensee, LLC	Maryland	551112	52-2115688	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WTWC Licensee, LLC	Maryland	551112	52-2149854	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WGGB Licensee, LLC	Maryland	551112	52-2149857	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KOCB Licensee, LLC	Maryland	551112	52-2115783	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WDKY Licensee, LLC	Maryland	551112	52-2115782	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
KOKH Licensee, LLC	Maryland	551112	52-2203569	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WUPN Licensee, LLC	Maryland	551112	52-2203571	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WUXP Licensee, LLC	Maryland	551112	52-2203570	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500

WCHS Licensee, LLC	Maryland	551112	52-2115763	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Sinclair Finance, LLC	Maryland	551112	41-1996699	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Birmingham (WABM-TV) Licensee, Inc.	Maryland	551112	52-1911594	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
Raleigh (WRDC-TV) Licensee, Inc.	Maryland	551112	25-1761433	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
San Antonio (KRRT-TV) Licensee, Inc.	Maryland	551112	23-2930453	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WVTV Licensee, Inc.	Maryland	551112	51-0350913	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WUHF Licensee, LLC	Nevada	551112	75-2975838	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WMSN Licensee, LLC	Nevada	551112	75-2976030	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WRLH Licensee, LLC	Nevada	551112	75-2976002	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WUTV Licensee, LLC	Nevada	551112	75-2975851	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WXLV Licensee, LLC	Nevada	551112	75-2975864	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500
WZTV Licensee, LLC	Nevada	551112	75-2975977	10706 Beaver Dam Road Hunt Valley, Maryland 21030 (410) 568-1500

PROSPECTUS

Offer for All Outstanding
8% Senior Subordinated Notes due 2012
In Exchange For
8% Senior Subordinated Notes due 2012
That Have Been Registered Under the Securities Act of 1933
of

Sinclair Broadcast Group, Inc.

The exchange offer will expire at 5:00 p.m.,
New York City time, on June 6, 2002, unless extended.

  •
  We are offering to exchange up to $300,000,000 aggregate principal amount of our new 8% senior subordinated notes due 2012, which have been registered under the Securities Act of 1933, for any and all of our outstanding 8% senior subordinated notes due 2012 that were previously issued in a transaction not requiring registration under the Securities Act.

  •
  If you fail to tender your original notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

  •
  We will exchange the exchange notes for all original notes that are validly tendered and not withdrawn before expiration of the exchange offer.

  •
  You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

  •
  The terms of the exchange notes are identical in all material respects to those of the original notes, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no established trading market for the exchange notes or the original notes.

        See "Risk Factors" beginning on page 12 of this prospectus for a discussion of risks associated with the exchange of original notes for the exchange notes offered hereby.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2002.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	iii
DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS	iv
SUMMARY	1
THE EXCHANGE OFFER	6
THE EXCHANGE NOTES	9
RISK FACTORS	12
USE OF PROCEEDS	28
RATIO OF EARNINGS TO FIXED CHARGES	28
SELECTED CONSOLIDATED FINANCIAL DATA	29
THE EXCHANGE OFFER	32
DESCRIPTION OF THE EXCHANGE NOTES	40
DESCRIPTION OF THE ORIGINAL NOTES	68
CERTAIN DEFINITIONS	69
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	80
PLAN OF DISTRIBUTION	86
LEGAL MATTERS	87
EXPERTS	87

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or selling securities to you.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). You may read and copy this information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's other public reference facilities. Please call the Commission at 1-800-SEC-0330 for further information on the operation and location of the Commission's public reference facilities. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also review these reports and other information through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which is publicly available through the Commission's World Wide Web site (http://www.sec.gov). In addition, our class A common stock is listed on the Nasdaq Stock Market's National Market System, and material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        The following documents that we filed with the Commission are incorporated by reference in this prospectus:

        (a)  Our Annual Report on Form 10-K for the year ended December 31, 2001, together with the report of Arthur Andersen LLP, independent certified public accountants, on the financial statements of Sinclair Broadcast Group, Inc.; and

        (b)  Our Current Report on Form 8-K filed on March 5, 2002.

        We are also incorporating by reference additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the expiration of the exchange offer. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included in this prospectus.

        We have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange notes offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to us and the notes offered hereby, reference is made to the registration statement and the exhibits thereto and the financial statements, notes and reference facilities of the Commission referred to above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement.

        We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any or all of the documents described above that have been or may be incorporated by reference in this prospectus other than exhibits to those documents, unless such exhibits are specifically incorporated by reference into such documents. Any requests should be directed to:

David B. Amy
Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD 21030

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus (including the documents incorporated by reference) contains forward looking statements. Discussions containing such forward looking statements may be found in the material set forth under "Summary" as well as within this prospectus generally and in the documents incorporated herein by reference. In addition, when used in this prospectus or the documents incorporated by reference, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward looking statements. All forward looking statements involve risks, uncertainties and contingencies, many of which are beyond the control of Sinclair, which may cause actual results, performance or achievements to differ materially and adversely from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, among other things:

  •
  the factors described in "Risk Factors" beginning on page 12 of this prospectus;

  •
  the impact of changes in national and regional economies;

  •
  higher levels of programming costs;

  •
  the continuing impact of the terrorist attacks on September 11, 2001 and the impact of any additional attacks which may occur;

  •
  our ability to attract and maintain our local and national advertising;

  •
  changes in the makeup of the population in the areas where our stations are located;

  •
  the activities of our competitors;

  •
  the popularity of our programming; and

  •
  the effects of governmental regulation of broadcasting or changes in those regulations and court actions interpreting those regulations.

        All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We undertake no obligation to update forward looking statements to reflect developments or information obtained after the date on the cover page of this prospectus.

SUMMARY

        In this prospectus, unless otherwise indicated, the words "Sinclair," "our," "us" and "we" refer to Sinclair Broadcast Group, Inc., the issuer of the original notes and the exchange notes, and its subsidiaries. This summary highlights selected information from this document and the materials incorporated by reference and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we have referred you.

Introduction

        We are a diversified television broadcasting company that owns, provides programming and operating services pursuant to local marketing agreements (LMAs) or provides sales services pursuant to outsourcing agreements to more television stations than all but one other commercial broadcasting group in the United States. We currently own, provide programming and operating services pursuant to LMAs or provide sales services to 63 television stations in 40 markets. We currently have duopolies, where we own and operate two stations, in ten markets; own and operate a station and provide programming and operating services to a second station in nine markets; and own a station and provide or are provided sales, operational and managerial services to a second station in two markets.

        We have a mid-size market focus and 47 of our 63 stations are located in television designated market areas (DMAs) that rank between 13th and 75th largest in the United States. Our television station group is diverse in network affiliation with 20 stations affiliated with Fox, 20 with The WB, eight with ABC, six with UPN, four with NBC and three with CBS. Two stations are not affiliated with any network.

        We underwent rapid and significant growth from 1991 to 2000, most of which occurred prior to the end of 1999. Since 1991, we have increased the number of television stations we own or provide services to from three television stations to 63 television stations. Prior to September 1999, we also owned, operated and/or programmed up to 52 radio stations in ten markets. We sold all of our interests in radio stations in 1999 and 2000.

Operating Strategy

        Our operating strategy includes the following elements.

        Programming to Attract Viewership.    We seek to target our programming offerings to attract viewership, particularly in the 18 to 49 year-old age bracket. In pursuit of this strategy we seek to obtain, at attractive prices, popular syndicated programming that is complementary to each station's network programming. We also seek to broadcast live local sporting events. Moreover, we produce and broadcast local news at 29 of the television stations that we own, provide with programming and operating services or provide with sales services in 24 separate markets. In addition, 40 of our 63 stations are affiliated with the Fox or WB network, and we believe these affiliations with new and growing networks will further our goal of expanding viewership in the 18 to 49 year-old age bracket. Our programming strategy on our Fox, WB, UPN and independent stations also includes "counter-programming," which consists of broadcasting programs that are alternatives to the types of programs being shown concurrently on competing stations.

        Developing Local Franchises.    We believe that the greatest opportunity for a sustainable and growing customer base lies within our local communities. We have therefore focused on developing a strong local sales force at each of our television stations. We have added approximately one hundred new sales people to our television station group over the last two years. For the year ended December 31, 2001, 58% of our time sales were local. Our goal is to shift our revenue mix so that 75% of our time sales are derived in the local markets by 2006.

        Control of Operating and Programming Costs.    By employing a disciplined approach to managing programming acquisition and other costs, we have been able to achieve operating margins that we believe are among the highest in the television broadcast industry. We believe our national reach of nearly 25% of the country provides the opportunity to purchase high quality programming and a strong position to negotiate with programming providers. Moreover, we emphasize control of each of our station's programming and operating costs through program-specific profit analysis, detailed budgeting, tight control over staffing levels and detailed long-term planning models.

        Utilization of Local Marketing Agreements and Duopolies.    We have sought to increase our revenues and improve our margins by providing programming services pursuant to an LMA to a second station in selected DMAs where we already own one station or by owning two stations in a single DMA. We believe that we can attain growth in operating cash flow through the utilization of such duopolies. Duopolies allow us to improve our competitive position with respect to a demographic sector and to realize significant economies of scale in marketing, programming, overhead and capital expenditures. We also believe that these arrangements assist stations whose operations may have been marginally profitable to continue to air popular programming and contribute to diversity of programming in their respective DMAs. As a result of the FCC's recent revision of its duopoly rules to permit the ownership of up to two television stations in a DMA under certain circumstances, we have recently acquired several stations that we had been programming pursuant to LMAs. We own duopolies in ten markets and operate a second station pursuant to an LMA in nine markets. We currently are permitted under FCC guidelines to establish new duopolies in the Minneapolis, Tampa, Indianapolis and Sacramento markets, if suitable acquisitions can be identified and negotiated under acceptable terms. In certain markets where we currently program stations pursuant to LMAs, the new duopoly rules would prevent us from continuing the LMA. We have challenged the application of these rules to our stations, and the U.S. Court of Appeals for the D.C. Circuit recently issued a decision remanding a portion of these rules to the FCC for reconsideration. See "Risk Factors—The FCC's ownership restrictions limit our ability to operate multiple television stations, and recent changes in these rules may threaten our existing strategic approach to certain television markets" beginning on page 23.

        Use of Outsourcing Agreements.    In addition to our LMAs and duopolies, we have entered into two (and intend to seek opportunities for additional) outsourcing agreements in which our stations provide or are provided various non-programming related services such as sales, operational and managerial services to or by other stations. We believe this structure will allow stations to achieve operational efficiencies and economies of scale, which should otherwise improve broadcast cash flows and competitive positions. In October 2001, our NBC affiliate, WTWC-TV, in Tallahassee, Florida entered into a five-year outsourcing agreement with Media Venture Management, Inc.'s ABC affiliate, WTXL-TV, under which we provide services to WTXL-TV. Effective December 1, 2001, we entered into a seven-year outsourcing agreement with Nexstar Broadcasting of Peoria, LLC under which Nexstar's CBS affiliate, WMBD-TV, will provide services to WYZZ-TV, our station in the Peoria/Bloomington market. We will continue to seek additional opportunities for entering into outsourcing agreements in the future.

        Strategic Realignment of Station Portfolio.    In anticipation of the possibility of deregulation of the television ownership rules, including changes in the national ownership cap, the duopoly "eight voices test," and newspaper/television cross-ownership rules as well as the recent court decision vacating the cable/television cross-ownership rules, we are re-examining our television station group portfolio. Our objective is to build our local franchises in the markets we deem strategic and to divest or swap our non-strategic stations. In order to achieve our objective and to prepare us for the expected rule changes, we have retained Bear, Stearns & Co. Inc. to review our television station group make-up, advise us on market opportunities which could strengthen our competitive position, make recommendations on markets we should exit, if any, and bring together potential sellers and buyers. In connection with this process, we routinely review and conduct investigations of potential television station acquisitions, dispositions and station swaps. At any given time, we may be in discussions with one or more station owners. At this time, we have not entered into any agreements or understandings with respect to any transaction and there can be no assurance that any transactions will be completed.

Markets and Stations

        We own and operate, provide programming services to, provide sales services to, or have agreed to acquire the following television stations:

Market	Market Rank(a)	Stations	Status(b)		Channel	Affiliation		No. of Commercial Stations in the Market(c)	Station Rank(d)		Expiration Date of FCC License
Minneapolis/St. Paul, Minnesota	13	KMWB	O&O		23	WB		7	6		4/1/06
Tampa, Florida	14	WTTA	LMA		38	WB		9	6		2/1/05
Sacramento, California	19	KOVR	O&O		13	CBS		6	3		12/1/06
Pittsburgh, Pennsylvania	21	WPGH WCWB	O&O O&O		53 22	FOX WB		7	4 5		8/1/07 8/1/07
St. Louis, Missouri	22	KDNL	O&O		30	ABC		6	5		2/1/06
Baltimore, Maryland	24	WBFF WNUV	O&O LMA		45 54	FOX WB		6	4 5		10/1/04 10/1/04
Indianapolis, Indiana	25	WTTV WTTK	O&O O&O		4 29	WB WB		7	5 5	(e)	8/1/05 8/1/05
Raleigh-Durham, North Carolina	29	WLFL WRDC	O&O O&O		22 28	WB UPN		7	6 5		12/1/04 12/1/04
Nashville, Tennessee	30	WZTV WUXP	O&O O&O		17 30	FOX UPN		6	4 5		8/1/05 8/1/05
Kansas City, Missouri	31	KSMO	O&O		62	WB		7	5		2/1/06
Cincinnati, Ohio	32	WSTR	O&O		64	WB		6	5		10/1/05
Milwaukee, Wisconsin	33	WCGV WVTV	O&O O&O		24 18	UPN WB		6	5 6		12/1/05 12/1/05
Columbus, Ohio	34	WSYX WTTE	O&O LMA		6 28	ABC FOX		5	3 4		10/1/05 10/1/05
Greenville/Spartanburg/ Anderson, South Carolina and Asheville, North Carolina	36	WBSC WLOS	LMA O&O	(f)	40 13	WB ABC		6 6	6 3		12/1/04 12/1/04
San Antonio, Texas	37	KABB KRRT	O&O O&O		29 35	FOX WB		6	4 5		8/1/06 8/1/06
Birmingham, Alabama	39	WTTO WABM WDBB	O&O O&O LMA	(g)	21 68 17	WB UPN WB		7	5 6 7		4/1/05 4/1/05 4/1/05
Norfolk, Virginia	42	WTVZ	O&O		33	WB		7	6		10/1/04
Greensboro/Winston-Salem/ High Point, North Carolina	44	WXLV WUPN	O&O O&O		45 48	ABC UPN		7	4 6		12/1/04 12/1/04
Oklahoma City, Oklahoma	45	KOCB KOKH	O&O O&O		34 25	WB FOX		8	5 4		6/1/06 6/1/06
Buffalo, New York	47	WUTV WNYO	O&O O&O		29 49	FOX WB		7	4 5		6/1/07 6/1/07
Las Vegas, Nevada	51	KVWB KFBT	O&O O&O		21 33	WB IND	(h)	7	5 7		10/1/06 10/1/06
Richmond, Virginia	58	WRLH	O&O		35	FOX		5	4		10/1/04
Dayton, Ohio	60	WKEF WRGT	O&O LMA		22 45	NBC FOX		6	3 4		10/1/05 10/1/05
Charleston and Huntington, West Virginia	61	WCHS WVAH	O&O LMA		8 11	ABC FOX		5	2 4		10/1/04 10/1/04
Mobile, Alabama and Pensacola, Florida	63	WEAR WFGX	O&O LMA		3 35	ABC IND	(h)	6	2 6		2/1/05 2/1/05
Flint/Saginaw/Bay City, Michigan	64	WSMH	O&O		66	FOX		4	4		10/1/05
Lexington, Kentucky	66	WDKY	O&O		56	FOX		5	4		8/1/05
Des Moines, Iowa	70	KDSM	O&O		17	FOX		5	4		2/1/06
Rochester, New York	71	WUHF	LMA	(i)	31	FOX		5	4		6/1/07
Cape Girardeau, Missouri/ Paducah, Kentucky	77	KBSI WDKA	O&O LMA		23 49	FOX WB		5	4 5		2/1/06 8/1/05
Portland, Maine	80	WGME	O&O		13	CBS		5	2		4/1/07
Syracuse, New York	81	WSYT WNYS	O&O LMA		68 43	FOX WB		5	4 5		6/1/07 6/1/07
Springfield/Champaign, Illinois	82	WICS WICD	O&O O&O		20 15	NBC NBC		5	2 2	(j)	12/1/05 12/1/05
Madison, Wisconsin	85	WMSN	O&O		47	FOX		6	3		12/1/05
Cedar Rapids, Iowa	89	KGAN	O&O		2	CBS		5	3		2/1/06
Tri-Cities, Tennessee	93	WEMT	O&O		39	FOX		6	4		8/1/05
Springfield, Massachusetts	105	WGGB	O&O		40	ABC		2	2		4/1/07
Charleston, South Carolina	108	WMMP WTAT	O&O LMA		36 24	UPN FOX		6	5 4		12/1/04 12/1/04
Tallahassee, Florida	113	WTWC WTXL	O&O OSA	(k)	40 27	NBC ABC		5	4 2		2/1/05 n/a
Peoria/Bloomington, Illinois	116	WYZZ	O&O	(l)	43	FOX		6	4		12/1/05

(a)
Rankings are based on the relative size of a station's designated marketing area (DMA) among the 211 generally recognized DMAs in the United States as estimated by Nielsen as of November 2001.

(b)
"O&O" refers to stations that we own and operate. "LMA" refers to stations to which we provide programming services pursuant to a local marketing agreement. "OSA" refers to stations to which we provide sales services pursuant to outsourcing agreements.

(c)
Represents the estimated number of television stations designated by Nielsen as "local" to the DMA, excluding public television stations and stations that do not meet the minimum Nielsen reporting standards (weekly cumulative audience of at least 0.1%) for the Monday-Sunday, 7:00 a.m. to 1:00 a.m. time period as of November 2001.

(d)
The rank of each station in its market is based upon the November 2001 Nielsen estimates of the percentage of persons tuned to each station in the market from 7:00 a.m. to 1:00 a.m., Monday-Sunday.

(e)
WTTK, a satellite of WTTV under the Federal Communications Commission (FCC) rules, simulcasts all of the programming aired on WTTV and the station rank applies to the combined viewership of these stations.

(f)
The license assets for this station are currently owned by Cunningham Broadcasting Corporation (formerly Glencairn, Ltd.) or one of its subsidiaries and we intend to acquire these assets upon FCC approval. The FCC recently dismissed our application to acquire the license of this station and we have filed a motion for reconsideration of that decision.

(g)
WDBB simulcasts the programming broadcast on WTTO pursuant to a local marketing agreement.

(h)
"IND" or "Independent" refers to a station that is not affiliated with any of ABC, CBS, NBC, Fox, WB, or UPN.

(i)
We have an application pending to acquire the license assets of this station upon FCC approval.

(j)
WICD, a satellite of WICS under the FCC rules, simulcasts all of the programming aired on WICS and the station rank applies to the combined viewership of these stations.

(k)
Sinclair has entered into a five-year outsourcing agreement with Media Venture Management, Inc., owner of WTXL-TV, to provide certain non-programming related sales, operational and managerial services for WTXL-TV. Sinclair and Media Venture Management, Inc. have recently responded to a complaint that was filed with the FCC alleging an unauthorized transfer of control of WTXL-TV.

(l)
Sinclair has entered into a seven-year outsourcing agreement with Nexstar Broadcasting of Peoria, LLC under which Nexstar's CBS affiliate WMBD-TV provides certain non-programming related sales, operational and managerial services to WYZZ-TV. Sinclair continues to own all of the assets of WYZZ-TV and to program and control the station's operation.

        We are a Maryland corporation formed in 1986. Our principal offices are located at 10706 Beaver Dam Road, Hunt Valley, MD 21030, and our telephone number is (410) 568-1500.

Recent Developments

        In December 2001, the FCC approved the transfer of licenses of 14 television stations that we had been programming pursuant to LMAs. We closed these license transfers in January 2002 at a net cost of approximately $15.0 million, establishing nine additional duopoly markets for us. In February 2002, the U.S. Court of Appeals for the D.C. Circuit vacated the FCC rule that prohibits common ownership of a television broadcast station and a cable system that serve the same local market. The court also instructed the FCC to justify the rule that prohibits having an attributable interest in television stations reaching more than 35% of the national television viewing audience. On April 2, 2002, in a separate proceeding, the court remanded the FCC's TV station local ownership rules to the FCC for reconsideration and instructed the FCC to justify its decision not to include newspapers, cable and other media outlets in its definition of "voices" for purposes of its "eight voices test."

        We filed our federal tax return on March 18, 2002. On March 26, 2002, we received a payment of $43.6 million due to the 2001 net operating loss carryback. Additionally, in connection with the merger of a Cunningham Broadcasting Corporation (formerly Glencairn, Ltd.) subsidiary and Sullivan Broadcasting Company III, Inc., Cunningham paid us $30.4 million of principal and interest owed under a promissory note held by us. We used both the tax payment and the proceeds of the note for working capital needs and to pay down revolving loans under our amended and restated bank credit agreement.

        In a press release dated May 2, 2002, we announced our financial results for the three months ended March 31, 2002. On a reported basis, net broadcast revenues from continuing operations were $150.6 million for the three months ended March 31, 2002, an increase of 0.6% compared to the three months ended March 31, 2001. Broadcast cash flow from continuing operations was $54.8 million for the three months ended March 31, 2002, an increase of 1.5% compared to the three months ended March 31, 2001. After tax cash flow per share was $0.11 for the three months ended March 31, 2002, a decrease of 21.4% compared to the three months ended March 31, 2001. As a result of the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002, the reported results do not include amortization of intangible assets during the three months ended March 31, 2002 (as had been the case in prior periods), but do reflect a write-down on FCC licenses of $41.6 million, net of taxes, reflecting impairment of the value of the licenses.

THE EXCHANGE OFFER

        On March 14, 2002, we completed the private offering of $300,000,000 aggregate principal amount of 8% senior subordinated notes due 2012. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer:

Securities Offered	Up to $300,000,000 aggregate principal amount of new 8% senior subordinated notes due 2012, which have been registered under the Securities Act. The terms of the exchange notes are identical in all material respects to those of the original notes, except that the transfer restrictions and registration rights relating to the original notes do not apply to the exchange notes.
The Exchange Offer
We are offering to exchange new $1,000 principal amount of our 8% senior subordinated notes due 2012, which have been registered under the Securities Act, for $1,000 principal amount of our outstanding 8% senior subordinated notes due 2012.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $300,000,000 aggregate principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.
Expiration Date	5:00 p.m., New York City time, on June 6, 2002 unless we extend the expiration date.
Conditions to the Exchange Offer
The exchange offer is subject to conditions, which we may waive in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. The exchange offer is not conditioned upon any minimum principal amount of the original notes being tendered. See "The Exchange Offer—Conditions to the Exchange Offer" on page 38.
We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time,
• to delay the acceptance of the original notes for exchange,
• to terminate the exchange offer if the conditions have not been satisfied, or
•
to extend the expiration date of the exchange offer and retain all original notes tendered pursuant to the exchange offer, subject, however, to the rights of holders of original notes to withdraw their tendered original notes.
See "The Exchange Offer—Expiration Date; Extensions; Amendments" beginning on page 33.

Withdrawal Rights
You may withdraw a tender of original notes at any time on or prior to the expiration date by delivering a written notice of withdrawal to Wachovia Bank, National Association (formerly First Union National Bank) and following the procedures set forth under "The Exchange Offer—Withdrawal Rights" beginning on page 37.
Procedures for Tendering Original Notes	To tender your original notes, on or prior to the expiration date you must:
•
complete, sign and deliver a letter of transmittal and the other documents required by the letter of transmittal, to Wachovia Bank, National Association at the address given on page 38 of this prospectus; or
• if your original notes are held by book entry rather than paper certificates, send an agent's message to the exchange agent at the address given on page 38 of this prospectus.
Additional information for tendering original notes is provided in "The Exchange Offer—Procedures for Tendering Original Notes" beginning on page 35.
Special Procedures for Beneficial Owners
If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer—Procedures for Tendering Original Notes" beginning on page 35.
Guaranteed Delivery Procedures
If you wish to tender your original notes and you cannot get required documents to the exchange agent on time, you may tender your original notes by following the guaranteed delivery procedures under "The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery" on page 36.
Resales
Based on interpretations by the staff of the Commission, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
• you are acquiring the exchange notes in the ordinary course of business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and
• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:
(1) you cannot rely on the applicable interpretations of the staff of the Commission; and
(2) you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer the original notes for a period ending 180 days after the date of this prospectus.
Furthermore, any broker-dealer that acquired any of its original notes directly from us:
•
may not rely on the applicable interpretation of the staff of the Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and
• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
Exchange Agent
Wachovia Bank, National Association is serving as exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under "The Exchange Offer—Exchange Agent" on page 38.
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" on page 28.
United States Federal Income Tax Consequences
An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "United States Federal Income Tax Consequences" beginning on page 80.

THE EXCHANGE NOTES

        The form and terms of the exchange notes and the original notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture.

Issuer	Sinclair Broadcast Group, Inc.
Exchange Notes Offered	$300,000,000 aggregate principal amount of 8% senior subordinated notes due 2012
Maturity	March 15, 2002
Interest Rate	8% per year (calculated using a 360-day year)
Interest Payment Dates	September 15 and March 15 of each year, commencing September 15, 2002.
Ranking
The exchange notes will be our general unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness including all our obligations under our credit agreement. The exchange notes will rank equal in right of payment with all of our existing and future senior subordinated indebtedness including $310.0 million of our 8 3/4% senior subordinated notes due 2011, $250.0 million of our 8 3/4% senior subordinated notes due 2007 and $200.0 million of our 9% senior subordinated notes due 2007. As of December 31, 2001, as adjusted to reflect the issuance of the original notes and the use of proceeds to repay $300.0 million of term loan debt outstanding under our amended and restated bank credit agreement: (1) Sinclair would have had $569.4 million of senior indebtedness (which ranked senior to the notes), all of which was guaranteed by the guarantors on a senior basis; (2) Sinclair would have had $1,062.8 million of senior subordinated indebtedness including the original notes (which ranked equal to each other), all of which was guaranteed by the guarantors on a senior subordinated basis; (3) the guarantors would have had an additional $53.4 million of senior indebtedness which ranked senior to the guarantees of the original notes; and (4) Sinclair would have been able to borrow an additional $236.0 million under Sinclair's amended and restated bank credit agreement, which constituted senior indebtedness to which the original notes were subordinated and were guaranteed by the guarantors on a senior basis. See "Description of the Exchange Notes—Subordination" beginning on page 41.
Note Guarantees
The exchange notes will be guaranteed, jointly and severally, on a senior subordinated basis by each of the guarantors, which consist of all but one of our subsidiaries that own or operate television stations and include all of our subsidiaries that have issued guarantees under the amended and restated bank credit agreement. The guarantors represented approximately 98% of our total assets as of December 31, 2001 and approximately 98% of our net revenue, 99% of our broadcast cash flow and 100% of our EBITDA for the year ended December 31, 2001.

The guarantees will be general unsecured obligations of the guarantors, subordinated in right of payment to all such guarantors' existing and future senior indebtedness, and will rank equal in right of payment to all such guarantors' existing and future senior subordinated indebtedness and senior to all future subordinated indebtedness of such guarantors. As of December 31, 2001, on an adjusted basis, the aggregate amount of senior indebtedness of the guarantors that ranked senior in right of payment to the senior subordinated guarantees would have been $622.8 million (including $569.4 million of outstanding indebtedness representing guarantees of our senior indebtedness). See "Description of the Exchange Notes—Guarantees" beginning on page 45.

Under the terms of the indenture, we have the right to form or acquire subsidiaries in the future that will not be required to be guarantors of the exchange notes. Under the terms of the indenture, a subsidiary that is a guarantor is not permitted to guarantee senior indebtedness, including indebtedness under the amended and restated bank credit agreement, or assume or become liable with respect to our indebtedness unless such subsidiary becomes a guarantor and any guarantor which no longer guarantees any of our other indebtedness may be released from its guarantee. See "Description of the Exchange Notes—Certain Covenants—Limitation on Restricted Payments" beginning on page 47, "Description of the Exchange Notes—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness" on page 52 and "Description of the Exchange Notes—Certain Covenants—Limitation on Unrestricted Subsidiaries" on page 60.
Optional Redemption
The exchange notes will be redeemable at our option, in whole or in part, at any time on or after March 15, 2007, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of the Exchange Notes—Optional Redemption" on page 41.
Change of Control Offer
Upon the occurrence of a change of control, each holder of the exchange notes will have the right to require us to purchase all or a portion of that holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Certain highly leveraged transactions and certain transactions with our management and our affiliates that may adversely affect holders of the exchange notes do not constitute a change of control. A change of control will result in an event of default under our amended and restated bank credit agreement which consists of $800 million of revolving credit and incremental term loan facilities and could result in the acceleration of all indebtedness under the amended and restated bank credit agreement (which constitutes senior indebtedness and guarantor senior indebtedness). We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:
• we might not have enough funds at that time; or
• the terms of our senior debt may prevent us from paying.

See "Description of the Exchange Notes—Certain Covenants—Purchase of Exchange Notes Upon a Change of Control" beginning on page 53.
Certain Indenture Provisions	The indenture governing the exchange notes will contain covenants limiting our (and our restricted subsidiaries') ability to:
	•	incur additional debt;
	•	pay dividends or distributions on our capital stock or repurchase our capital stock;
	•	issue stock of subsidiaries;
	•	make certain investments;
	•	create liens on our assets to secure debt;
	•	enter into transactions with affiliates;
	•	merge or consolidate with another company; and
	•	transfer and sell assets.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Exchange Notes—Certain Covenants" beginning on page 45.
Risk Factors
Investing in the exchange notes involves substantial risks. See the section entitled "Risk Factors" beginning on page 12 for a description of certain of the risks you should consider before investing in the exchange notes.

RISK FACTORS

        This offering involves a high degree of risk. You should consider carefully the risks described below, together with the other information included in or incorporated by reference into this prospectus, before tendering original notes for exchange. If any of the following risks actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the exchange notes.

Risks Related to the Notes

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act.

        To the extent original notes are tendered and accepted in the exchange offer, a holder's ability to sell untendered original notes could be adversely affected. In addition, although the original notes have been designated for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, to the extent that original notes are tendered and accepted in connection with the exchange offer, the trading market, if any, for the original notes would be adversely affected.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

        You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on March 14, 2002 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

        There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the original notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Broker-dealers or noteholders may need to comply with the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that (1) exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or (2) resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

        In addition to broker-dealers, any noteholder that exchanges its original certificates in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

You may not receive exchange notes in the exchange offer if the exchange offer procedure is not followed.

        We will issue the exchange notes in exchange for your original notes only if you tender the original notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf.

We depend on the cash flow of our subsidiaries to satisfy our obligations, including our obligations under the exchange notes.

        Our operations are conducted through our direct and indirect wholly-owned subsidiaries, certain of which will guarantee the exchange notes, jointly and severally, fully and unconditionally, on a senior subordinated unsecured basis. As a holding company, we own no significant assets other than our equity in our subsidiaries, and we are dependent upon the cash flow of our subsidiaries to meet our obligations. Accordingly, our ability to make interest and principal payments when due to holders of the exchange notes and our ability to purchase the exchange notes upon a change of control is dependent upon the receipt of sufficient funds from our subsidiaries, which may be restricted by the terms of existing and future senior indebtedness of our subsidiaries, including the terms of existing and future guarantees of our indebtedness given by our subsidiaries. The exchange notes and the subsidiary guarantees effectively will be subordinated to all existing and future senior indebtedness and guarantor senior indebtedness and other liabilities and commitments of our non-guarantor subsidiaries.

Your right to receive payment on the exchange notes and under the guarantees is junior to all of our and the guarantors' senior debt.

        The exchange notes will be general unsecured obligations, junior in right of payment to all of our and each guarantor's existing and future senior debt, including obligations under our amended and restated bank credit agreement. The exchange notes will not be secured by any of our or the guarantors' assets, and as such will be effectively subordinated to any secured debt that we or the guarantors may have now or may incur in the future to the extent of the value of the assets securing that debt.

        In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the exchange notes and the guarantees will be entitled to be paid in full in cash or cash equivalents or in any other manner acceptable to holders of senior debt from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the exchange notes or under the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the exchange notes. As a result, holders of the exchange notes may receive less, proportionally, than the holders of debt that is senior to the exchange notes and the guarantees. The subordination provisions of the indenture will also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt. See "Description of the Exchange Notes—Subordination" for additional information.

        As of December 31, 2001, as adjusted to reflect the issuance of the original notes and the use of proceeds to repay $300.0 million of term loan debt outstanding under our amended and restated bank credit agreement: (1) Sinclair would have had $569.4 million of senior indebtedness (which ranked senior to the exchange notes), all of which was guaranteed by the guarantors on a senior basis; (2) Sinclair would have had $1,062.8 million of senior subordinated indebtedness including the original notes (which ranked equal to each other), all of which was guaranteed by the guarantors on a senior subordinated basis; (3) the guarantors would have had an additional $53.4 million of senior indebtedness which ranked senior to the guarantees of the original notes; and (4) Sinclair would have been able to borrow an additional $236.0 million under Sinclair's amended and restated bank credit agreement, which constituted senior indebtedness to which the original notes were subordinated and were guaranteed by the guarantors on a senior basis. In addition, our indentures and our amended and restated bank credit agreement permit, subject to specified limitations, the incurrence of additional indebtedness, some or all of which may be senior indebtedness. See "Description of the Exchange Notes—Certain Covenants" and "Description of Outstanding Indebtedness" for additional information.

We may be able to incur significantly more debt in the future, which will increase the risks related to our indebtedness.

        At December 31, 2001, as adjusted to reflect the issuance of $300.0 million of the original notes and the use of proceeds to repay $300.0 million of term loan debt outstanding under our amended and restated bank credit agreement, we had an additional $236.0 million available (subject to certain borrowing conditions) for additional borrowings under our amended and restated bank credit agreement. In addition, under the terms of our debt instruments, we may be able to incur substantial additional indebtedness in the future, including additional senior debt and in some cases secured debt. If we do so, the risks described below relating to having substantial debt could intensify. Provided we meet certain financial and other covenants, the terms of the indenture governing the notes do not prohibit us from incurring such additional indebtedness.

We may not be able to finance a change of control offer required by the indenture.

        If we were to experience a change of control, the indenture governing the exchange notes requires us to repurchase all of the exchange notes then outstanding at 101% of their principal amount, plus accrued interest to the date of repurchase. A change of control under the indenture governing the exchange notes would also constitute a change of control under the indentures governing each of our currently existing senior subordinated notes, pursuant to which we would be required to offer to repurchase those notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repurchase the exchange notes or any of our currently existing senior subordinated notes. In fact, we expect that we would require third-party financing, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

        Our amended and restated bank credit agreement restricts our ability to repurchase the exchange notes, even when we are required to do so by the indenture in connection with a change of control. In addition, a change of control will result in an event of default under the amended and restated bank credit agreement and could cause the acceleration of our debt. The inability to repay the debt, if accelerated, and to repurchase all of the tendered exchange notes, would constitute an event of default under the indenture.

The guarantees may be released under certain circumstances.

        Any guarantee of a guarantor, if granted, may be released at any time if we sell, exchange or transfer the stock of that guarantor or substantially all of the assets of that guarantor to a non-affiliate. Under the indenture governing the exchange notes, the net cash proceeds of any asset sale will be required to be applied to the repayment of any senior indebtedness or to the purchase of properties and assets for use in our businesses existing on the date of the indenture or reasonably related thereto.

Any guarantee of any of the guarantors may also be released at such time as such guarantor no longer guarantees any of our other debt.

Not all of our subsidiaries will guarantee the exchange notes, and your right to receive payments on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

        Not all of our subsidiaries will guarantee the exchange notes. In the event any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the exchange notes will be effectively subordinated to all of the liabilities (including trade credit) of our non-guarantor subsidiaries.

The guarantees may not be enforceable because of fraudulent conveyance laws.

        The incurrence of the guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if a court were to find that, at the time the guarantor incurred a guarantee of the notes, the guarantor:

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  incurred the guarantee of the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or

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  received less than reasonably equivalent value or fair consideration for incurring the guarantee of the exchange notes;

        and, if the guarantor:

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  was insolvent or was rendered insolvent;

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  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then the court could avoid the guarantee of the guarantor or subordinate the amounts owing under the guarantee to the guarantor's presently existing or future debt or take other actions detrimental to you.

        It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

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  the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

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  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

        If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of ours or any guarantor whose obligation was not set aside or found to be unenforceable. We have not separately obtained a solvency opinion in connection with this transaction.

Risks Related to Our Business

Our substantial indebtedness could adversely affect our operations and our ability to fulfill our obligations under these exchange notes and existing debt securities and HYTOPS.

        We have a high level of debt and other obligations compared to stockholders' equity. Our obligations include the following:

    Indebtedness under the amended and restated bank credit agreement. As of December 31, 2001, we owed $864.0 million under our amended and restated bank credit agreement and had a $236.0 million remaining balance available. As of December 31, 2001, as adjusted to reflect the issuance of the original notes and the use of proceeds to repay $300.0 million of term loan debt outstanding under our amended and restated bank credit agreement, we had an additional $236.0 million available of current borrowing capacity under our amended and restated bank credit agreement. As of March 31, 2002, we had approximately $326.0 million of available capacity under our amended and restated bank credit facility.

    Indebtedness under notes. After issuing the exchange notes, we will have issued and outstanding four series of senior subordinated notes. The total amount under notes currently outstanding (and after completion of this exchange offer) is $1,060.0 million.

    Obligations under high yield trust offered preferred securities (HYTOPS). Sinclair Capital, a subsidiary trust of Sinclair, has issued $200 million aggregate liquidation amount of HYTOPS. "Aggregate liquidation amount" means the amount Sinclair Capital must pay to the holders when it redeems the HYTOPS or upon liquidation. Sinclair Capital must redeem the HYTOPS in 2009. We are indirectly liable for the HYTOPS obligations because we issued $206.2 million liquidation amount of series C preferred stock to KDSM, Inc., our wholly owned subsidiary, to support $200.0 million aggregate principal amount of 11 5/8% notes that KDSM, Inc. issued to Sinclair Capital to support the HYTOPS.

    Series D convertible exchangeable preferred stock. We have issued 3,450,000 shares of series D convertible exchangeable preferred stock with an aggregate liquidation preference of approximately $172.5 million. The liquidation preference means we would be required to pay the holders of series D convertible exchangeable preferred stock $172.5 million before we paid holders of common stock (or any other stock that is junior to the series D convertible exchangeable preferred stock) in any liquidation of Sinclair. We are not obligated to buy back or retire the series D convertible exchangeable preferred stock, but may do so at our option beginning in 2000 at a conversion rate of $22.8125 per share. In some circumstances, we may also exchange the series D convertible exchangeable preferred stock for 6% subordinated debentures due 2012 with an aggregate principal amount of $172.5 million.

    Program contracts payable and programming commitments. Total current and long-term program contracts payable at December 31, 2001 were $120.2 million and $139.7 million, respectively. In addition, we enter into commitments to purchase future programming. Under these commitments, we were obligated on December 31, 2001 to make future payments totaling $113.7 million.

    Other. Our commitments also include operating leases, sports programming, personnel contracts and other liabilities. The amount of these commitments may be material.

        Our relatively high level of debt poses the following risks to you and to Sinclair, particularly in periods of declining revenues:

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  We use a significant portion of our cash flow to pay principal and interest on our outstanding debt and to pay dividends on preferred stock. This will limit the amount available for other purposes. For the year ended December 31, 2001, we were required to pay $183.9 million in interest and preferred dividends (including dividend payments on the HYTOPS).

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  Our lenders may not be as willing to lend additional amounts to us for future working capital needs, additional acquisitions, or other purposes.

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  The interest rate under our amended and restated bank credit agreement is a floating rate, and will increase if general interest rates increase. This will increase the portion of our cash flow that must be spent on interest payments.

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  We may be more vulnerable to adverse economic conditions than less leveraged competitors and thus less able to withstand competitive pressures.

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  Our ability to pay our obligations as they come due could become more difficult.

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  If our cash flow were inadequate to make interest and principal payments, we might have to refinance our indebtedness or sell one or more of our stations to reduce debt service obligations.

        Any of these events could have a material adverse effect on us.

We depend on advertising revenue, which has decreased recently as a result of a number of conditions.

        Our main source of revenue is sales of advertising time. Our ability to sell advertising time depends on:

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  the health of the economy in the areas where our stations are located and in the nation as a whole;

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  the popularity of our programming;

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  changes in the makeup of the population in the areas where our stations are located;

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  pricing fluctuations in local and national advertising;

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  the activities of our competitors, including increased competition from other forms of advertising-based mediums, particularly network, cable television, direct satellite television, internet and radio;

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  the decreased demand for political advertising in non-election years; and

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  other factors that may be beyond our control.

        There was a dramatic decline in advertising revenue generally in 2001. As a result of the foregoing factors, our advertising revenue has also decreased significantly.

The events of September 11, 2001 have exacerbated a weak advertising market.

        Before the events of September 11, 2001, our revenues and cash flow had declined as compared to the previous year as a result of a soft advertising market resulting from a weak overall economic environment. The terrorist attacks on September 11, 2001 caused advertising revenues to decline further as a result of commercial-free news coverage and uncertainty in the wake of these attacks. The terrorist attacks led to the pre-emption and cancellation of advertisements, which caused a $5.4 million revenue loss during 2001. These impacts are likely to continue in 2002 and could materially and adversely impact our business and liquidity.

Our flexibility is limited by promises we have made to our lenders.

        Our existing financing agreements prevent us from taking certain actions and require us to meet certain tests. These restrictions and tests include the following:

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  Restrictions on additional debt,

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  Restrictions on our ability to pledge our assets as security for our indebtedness,

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  Restrictions on payment of dividends, the repurchase of stock and other payments relating to capital stock,

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  Restrictions on some sales of assets and the use of proceeds of asset sales,

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  Restrictions on mergers and other acquisitions, satisfaction of conditions for acquisitions, and a limit on the total amount of acquisitions without consent of bank lenders,

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  Restrictions on the type of businesses we and our subsidiaries may be in,

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  Restrictions on the type and amounts of investments we and our subsidiaries may make, and

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  Financial ratio and condition tests including the ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to total interest expense, the ratio of EBITDA to certain of our fixed expenses, and the ratio of indebtedness to EBITDA.

        Future financing arrangements may contain additional restrictions and tests. These restrictions and tests may prevent us from taking action that could increase the value of our securities, or may require actions that decrease the value of our securities. In addition, we may fail to meet the tests and thereby default on one or more of our obligations (particularly if the economy continues to soften and thereby reduce our advertising revenues). If we default on our obligations, creditors could require immediate payment of the obligations or foreclose on collateral. If this happened, we could be forced to sell assets or take other action that would reduce significantly the value of our securities.

Key officers and directors have financial interests that are different and sometimes opposite to those of Sinclair.

        Some of our officers and directors own stock or partnership interests in businesses that engage in television broadcasting, do business with us, or otherwise do business that conflicts with our interests. David D. Smith, Frederick G. Smith, and J. Duncan Smith are each an officer and director of Sinclair, and Robert E. Smith is a director of Sinclair. Together, the Smiths hold shares of our common stock that have a majority of the voting power. The Smiths own television station WTTA-TV in St. Petersburg, Florida, which is programmed pursuant to an LMA with us. The Smiths also own businesses that lease real property and tower space to us, buy advertising time from us, and engage in other transactions with us. In addition, relatives of the Smiths hold a majority of the equity, and recently acquired the voting control, of Cunningham Broadcasting Corporation (formerly Glencairn, Ltd.). Cunningham holds the licenses for television stations that we program under local marketing agreements.

        Maryland law and our financing agreements limit the extent to which our officers, directors and majority stockholders may transact business with us and pursue business opportunities that Sinclair might pursue. These limitations do not, however, prohibit all such transactions. Officers, directors and majority stockholders may therefore transact some business with us even when there is a conflict of interest.

The Smiths exercise control over all matters submitted to a stockholder vote, and may have interests that differ from yours.

        David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith control the outcome of all matters submitted to a vote of stockholders. The Smiths hold class B common stock, which generally has 10 votes per share. Our class A common stock has only one vote per share. Our other series of preferred stock generally do not have voting rights. We describe in detail the voting rights of shares of our capital stock in portions of Sinclair's proxy statement for the 2001 annual meeting of shareholders under the heading "Security Ownership of Certain Beneficial Owners." As of March 31, 2002, the Smiths held shares representing 91% of the vote on most matters and representing 51% of the vote on the few matters for which class B shares have only one vote per share. The Smiths have agreed with each other that until 2005 they will vote for each other as director.

Certain features of our capital structure may deter others from attempting to acquire Sinclair.

        The control the Smiths have over stockholder votes may discourage other companies from trying to acquire us. In addition, our board of directors can issue additional shares of preferred stock with rights that might further discourage other companies from trying to acquire us. Anyone trying to acquire us would likely offer to pay more for shares of class A common stock than the amount those shares were trading for in market trades at the time of the offer. If the voting rights of the Smiths or the right to issue preferred stock discourage such takeover attempts, stockholders may be denied the opportunity to receive such a premium. The general level of prices for class A common stock might also be lower than it would be if these deterrents to takeovers did not exist.

We must purchase television programming in advance but cannot predict if a particular show will be popular enough to cover its cost. In addition, our business is subject to the popularity of the networks we are affiliated with.

        One of our most significant costs is television programming. If a particular program is not popular in relation to its costs, we may not be able to sell enough advertising time to cover the costs of the program. Since we purchase programming content from others rather than produce it ourselves, we also have little control over the costs of programming. We usually must purchase programming several years in advance, and may have to commit to purchase more than one year's worth of programming. Finally, we may replace programs that are doing poorly before we have recaptured any significant portion of the costs we incurred, or accounted fully for the costs on our books for financial reporting purposes. Any of these factors could reduce our revenues or otherwise cause our costs to escalate relative to revenues. These factors are exacerbated during a weak advertising market. Additionally, our business is subject to the popularity of the programs provided by the networks with which we have affiliation agreements or which provide us programming. Each of our affiliation groups experienced revenue declines in 2001 and this trend could continue in the future.

We may lose a large amount of programming if a network terminates its affiliation with us.

        Affiliation agreements between our stations and Fox network expired in 2001, in part as a result of Fox having failed to exercise an option to renew the affiliation agreements for these stations for an additional five years. The Fox-affiliated stations continue to carry Fox programming notwithstanding the fact that their affiliation agreements have expired and we are currently in discussion with Fox to secure long-term affiliation agreements. Fox, however, has recently acquired a television station in Baltimore, where Sinclair owns a station currently affiliated with Fox. There is no assurance that Fox will enter into an affiliation agreement in Baltimore or any other market.

        In addition, the affiliation agreements of three ABC stations (WEAR-TV, in Pensacola, Florida, WCHS-TV, in Charleston, West Virginia and WXLV-TV, in Greensboro/Winston-Salem/High Point, North Carolina) have expired. In general, we continue to operate these stations as ABC affiliates and we do not believe ABC has any current plans to terminate the affiliation of any of these stations.

        We also recently received notices from NBC that prevent what would have otherwise been automatic 5-year extensions of the affiliation agreements for WICS/WICD (Springfield/Champaign, Illinois) and WKEF (Dayton, Ohio), which are due to expire on June 30, 2002 and April 1, 2003, respectively. We are currently discussing extensions of these agreements with NBC.

        If we do not enter into affiliation agreements to replace the expired or expiring agreements, we may no longer be able to carry programming of the relevant network. This loss of programming would require us to obtain replacement programming, which may involve higher costs and which may not be as attractive to our target audiences.

Competition from other broadcasters and other sources may cause our advertising sales to go down or our costs to go up.

        We face intense competition in our industry and markets from the following:

        New technology and the subdivision of markets.    New technologies enable our competitors to tailor their programming for specific segments of the viewing public to a degree not possible before. As a result, the overall market share of broadcasters, including ourselves, whose approach or equipment may not permit such a discriminating approach is under new pressures. The new technologies and approaches include:

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  cable,

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  satellite-to-home distribution,

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  pay-per-view, and

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  home video and entertainment systems.

        Future technology under development.    Cable providers and direct broadcast satellite companies are developing new techniques that allow them to transmit more channels on their existing equipment. These so-called "video compression techniques" will reduce the cost of creating channels, and may lead to the division of the television industry into ever more specialized niche markets. Video compression is available to us as well, but competitors who target programming to such sharply defined markets may gain an advantage over us for television advertising revenues. Lowering the cost of creating channels may also encourage new competitors to enter our markets and compete with us for advertising revenue.

        In-market competition.    We also face more conventional competition from rivals that may be larger and have greater resources than we have. These include:

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  other local free over-the-air broadcast stations, and

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  other media, such as newspapers, periodicals and cable systems.

        Deregulation.    Recent changes in law have also increased competition. The Telecommunications Act of 1996 (the 1996 Act) created greater flexibility and removed some limits on station ownership. Telephone, cable and some other companies are also free to provide video services in competition with us. The U.S. Court of Appeals for the D.C. Circuit recently vacated the FCC's rule prohibiting the common ownership of a television station and a cable station that serve the same market. Other proposed legislation would relax existing prohibitions on the simultaneous ownership of telephone and cable businesses. In addition, in a recent Report and Order, the FCC reallocated the spectrum currently occupied by television channels 52-59 for new services including fixed and mobile wireless services and digital broadcast services. Among the potential new uses envisioned by the FCC for this reallocated spectrum are digital broadcast services based on coded orthogonal frequency division multiplex (COFDM) technology, including mobile television broadcasting services. As a result of these changes, new companies are able to enter our markets and compete with us.

The phased introduction of digital television will increase our operating costs and may expose us to increased competition.

        All commercial television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by 2006, although the FCC recently announced that stations need only broadcast on their digital channel during primetime hours and need only cover their community of license for a transition period. The FCC also created a procedure allowing stations to apply for up to a six month extension of the May 1, 2002 deadline. We recently filed applications for extensions for 32 of our stations. Extension requests are handled on a case-by-case basis by the FCC. There can be no assurance that we will receive such extensions or that we will be able to commence digital operations by the time required under any such extensions. The FCC required that the affiliates of ABC, CBS, Fox and NBC in the top ten markets commence broadcasting in digital format by May 1, 1999. The affiliates of these networks in the next 20 markets were required to commence digital broadcasting by November 1999. We had no stations that needed to have digital operations by the May 1, 1999 deadline and initially had five stations that needed to meet the November 1999 deadline, reduced to four stations as a result of an affiliation change of one of these stations. As of March 1, 2002, three of these four stations are broadcasting in digital format. With respect to the other station, we have an application pending for a DTV construction permit and the FCC has granted us special temporary authority to begin digital operations prior to grant of the construction permit. While we have timely filed all necessary digital television construction permit applications with the FCC for the remaining stations, some construction permits have not yet been granted and not all of our stations will start broadcasting in digital format by the May 2002 deadline. In mid-November 2001, the FCC modified a number of its DTV transition rules to help speed the transition to DTV. Broadcasters may now initially construct lower-powered DTV facilities and retain the right to expand their coverage area, and stations in markets above the top thirty may operate their DTV facilities initially at a reduced schedule by providing, at a minimum, a digital signal during prime time hours. Pursuant to the FCC's modified rules, stations that have not yet been granted a construction permit may request special temporary authority to commence digital operation and some of our stations may be able to obtain such special temporary authority. We currently cannot predict the implications of our stations' failure to obtain special temporary authorities or extensions. We also cannot determine definitively how the conversion will affect our business.

        During a transition period, each existing analog television station will be permitted to operate a second station that will broadcast using the digital standard. After completion of the transition period, the FCC will reclaim the non-digital channels.

        There is considerable uncertainty about the final form of the FCC digital regulations. Even so, we believe that these new developments may have the following effects on us:

    Signal quality issues. Our tests have indicated that the digital standard mandated (which mandate was recently reaffirmed) by the FCC, 8-level vestigial sideband (8-VSB), is currently unable to provide for reliable reception of a DTV signal through a simple indoor antenna. Absent improvements in DTV receivers, or an FCC ruling allowing us to use an alternative standard, continued reliance on the 8-VSB digital standard may not allow us to provide the same reception coverage with our digital signals as we can with our current analog signals. Furthermore, the FCC generally has made available much higher power allocations to digital stations that will replace stations on existing channels 2 through 13 than digital stations that will replace existing channels 14 through 69. This power disparity could put us at a disadvantage to our competitors that now operate on channels 2 through 13.

    Because of this poor reception quality and coverage, we may be forced to rely on cable television or other alternative means of transmission to deliver our digital signals to all of the viewers we are able to reach with our current analog signals. While the FCC ruled that cable companies are required to carry the signals of digital-only television stations, the agency has tentatively concluded, subject to additional inquiry, that cable companies should not be required to carry both the analog and digital signals of stations during the transition period when stations will be broadcasting in both modes. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, which could negatively impact our stations.

    Reclamation of analog channels. Congress directed the FCC to begin auctioning analog channels 60-69 in 2001 even though the FCC is not to reclaim them until 2006. The channel 60-69 auction is presently scheduled for June 19, 2002. Congress further permitted broadcasters to bid on the non-digital channels in cities with populations over 400,000. If the channels are owned by our competitors, they may exert increased competitive pressure on our operations. In addition, the FCC released a Report and Order on January 18, 2002 reallocating the 698-746 MHz spectrum band, currently comprising television channels 52-59, to permit both wireless services and certain new broadcast operations. Section 309(j)(14) of the Communications Act of 1934, as amended, requires the FCC to conduct an auction of this spectrum by September 30, 2002 and requires that analog broadcasters cease operation on this spectrum by the end of 2006 unless the FCC extends the end of the digital transition. The FCC envisions that this band will be used for a variety of wireless and broadcast-type applications including two-way interactive services and services using COFDM technology. We cannot predict how the development of this spectrum will affect Sinclair's television operations.

    Capital and operating costs. We will incur costs to replace equipment in our stations in order to provide digital television. Some of our stations will also incur increased utilities costs as a result of converting to digital operations. We cannot be certain we will be able to increase revenues to offset these additional costs.

    Subscription fees and system compatibility. The FCC has determined to assess a fee in the amount of 5% of gross revenues on digital television subscription services. If we are unable to pass this cost through to our subscribers, this fee will reduce our earnings from any digital television subscription services we implement in the future. Under current regulations recently affirmed by the FCC, cable systems are only required to carry non-digital signals. Given this climate of market uncertainty and regulatory change, we cannot be sure what impact the FCC's actions might have on our plans and results in the area of digital television.

    Conversion and programming costs. We expect to incur approximately $150.0 million in costs of which we have incurred $48.6 million through December 31, 2001 to convert our stations from the current analog format to digital format. However, our costs may be higher than this estimate. In addition, we may incur additional costs to obtain programming for the additional channels made available by digital technology. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

Federal regulation of the broadcasting industry limits our operating flexibility.

        The FCC regulates our business, just as it does all other companies in the broadcasting industry. We must ask the FCC's approval whenever we need a new license, seek to renew or assign a license, purchase a new station, or transfer the control of one of our subsidiaries that holds a license. Our FCC licenses and those of the stations we program pursuant to LMAs are critical to our operations; we cannot operate without them. We cannot be certain that the FCC will renew these licenses in the future, or approve new acquisitions.

        Federal legislation and FCC rules have changed significantly in recent years and can be expected to continue to change. These changes may limit our ability to conduct our business in ways that we believe would be advantageous and may thereby affect our operating results.

The FCC's ownership restrictions limit our ability to operate multiple television stations, and recent changes in these rules may threaten our existing strategic approach to certain television markets.

General limitations.

        The FCC's national ownership rules limit us from having "attributable interests" in television stations that reach more than 35% (using a calculation method specified by the FCC) of all television households in the U.S. We reach approximately 25% of U.S. television households on an actual basis or, under the FCC's method for calculating this limit, approximately 15%. In 1999 the FCC revised its local ownership, or "duopoly", rule to, among other things, permit the common ownership of two television stations in the same local market if one of the stations is not among the four highest ranked stations in the market and eight other independently owned, full-power television stations remain in the market, commonly referred to as the "eight voices test." Our ability to expand through the acquisition of additional stations in new markets is limited by these rules.

Changes in the rules on television ownership and local marketing agreements.

        A number of television stations, including certain of our stations, have entered into what have commonly been referred to as local marketing agreements or LMAs. While these agreements may take varying forms, one typical type of LMA is a programming agreement between two separately owned television stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day and sells advertising time during such program segments on the other licensee's station subject to ultimate editorial and other controls being exercised by the latter licensee. The licensee of the station which is being substantially programmed by another entity must maintain complete responsibility for and control over the programming, financing, personnel and operations of its broadcast station and is responsible for compliance with applicable FCC rules and policies.

        In the past, a licensee could own one station and program and provide other services to another station pursuant to an LMA in the same market because LMAs were not considered attributable interests. However, under the 1999 duopoly rules, LMAs are now attributable where a licensee owns a television station and programs more than 15% of the weekly broadcast time of another television station in the same market. The new rules provide that LMAs entered into on or after November 5, 1996 had until August 5, 2001 to come into compliance with the new ownership rules. LMAs entered into before November 5, 1996 are grandfathered until the conclusion of the FCC's 2004 biennial review. In certain cases, parties with grandfathered LMAs may be able to rely on the circumstances at the time the LMA was entered into in advancing any proposal for co-ownership of the station. We recently acquired 14 of the stations we had been programming pursuant to LMAs. We currently program 12 television stations pursuant to LMAs. Of these 12 stations, we have filed an application with the FCC to acquire two of the stations we program pursuant to an LMA, three of the LMAs are not subject to divestiture because they involve stations which Sinclair could own under the new duopoly rules, but either has decided not to acquire at this time or has no right to acquire, three LMAs were entered into before November 5, 1996, and four LMAs (including the LMA for one of the stations we have applied to acquire) were entered into on or after November 5, 1996 (although we believe a valid position exists that one of these four LMAs was effectively entered into prior to November 5, 1996). Petitions for reconsideration of the new rules, including a petition submitted by us, were denied by the FCC in a Report and Order reaffirming the eight voices test. We filed a Petition for Review of the FCC's Report and Order adopting the duopoly rules in the U.S. Court of Appeals for the D.C. Circuit. On June 21, 2001, the court granted our motion for stay of the requirement that we divest the four LMAs entered into on or after November 5, 1996 by August 5, 2001, pending the court's order on our Petition for Review.

        On April 2, 2002, the U.S. Court of Appeals for the D.C. Circuit rejected our challenge to the FCC's failure to grandfather television LMAs entered into on or after November 5, 1996, but held that the eight voices test is arbitrary and capricious and remanded the rule to the FCC for reconsideration. We cannot predict whether our post-1996 LMAs will be permitted to continue pending the FCC's reconsideration of its local ownership rules.

        On December 10, 2001, the FCC issued a decision which, among other things, granted a number of Sinclair and Cunningham applications and dismissed our application to acquire the license of one of the stations (WBSC-TV) we program pursuant to a pre-November 5, 1996 LMA as not meeting the requirements for ownership under the new duopoly rules. We have filed a motion for reconsideration of the dismissal. In January 2002, the Rainbow/PUSH Coalition filed with the U.S. Court of Appeals for the D.C. Circuit an appeal of the FCC's decision. The stations affected by the Notice of Appeal are WNUV(TV), WTTE(TV), WRGT(TV), WTAT-TV, WVAH-TV, KOKH-TV, KRRT(TV), WVTV(TV), WRDC(TV), WABM(TV), WBSC-TV, WCWB(TV), WLOS(TV) and KABB(TV). No dates have been set for briefs or oral argument. We cannot predict the outcome of the appeal.

        Terminating or modifying our LMAs could affect our business in the following ways:

    Losses on investments. As part of our LMA arrangements, we own the non-license assets used by the stations with which we have LMAs. If LMA arrangements are no longer permitted, we would be forced to sell these assets, or find another use for them. If LMAs are prohibited, the market for such assets may not be as good as when we purchased them and we would need to sell the assets to the owner or a purchaser of the related license assets. Therefore, we cannot be certain we will recoup our investments.

    Termination penalties. If the FCC requires us to modify or terminate existing LMAs before the terms of the LMAs expire, we may be forced to pay termination penalties under the terms of some of our LMAs.

Outsourcing Agreements.

        In addition to our LMAs and duopolies, we have entered into two (and intend to seek opportunities for additional) outsourcing agreements in which our stations provide or are provided various non-programming services such as sales, operational and managerial services to or by other stations. One of these arrangements (relating to WTXL-TV, to which we provide services) has been challenged by a complaint to the FCC made in the fourth quarter of 2001. We and our counterparty have responded to this complaint and we cannot predict the outcome of the proceeding.

Failure of owner/licensee to exercise control.

        The FCC requires the owner/licensee of a station to maintain independent control over the programming and operations of the station. As a result, the owners/licensees of the stations with which we have LMAs can exert their control in ways that may be counter to our interests, including the right to preempt programming or terminate in certain instances.

        These preemption and termination rights cause us some uncertainty that we will be able to air all of the programming that we have purchased, and therefore uncertainty about the advertising revenues we will receive from such programming.

        In addition, if the FCC determines that the owner/licensee is not exercising sufficient control, it may penalize the owner/licensee by a fine, revocation of the license for the station or a denial of the renewal of the license.

        Any one of these scenarios might affect our financial results, especially the revocation of or denial of renewal of a license. In addition, penalties might also affect our qualifications to hold FCC licenses, and thus place those licenses at risk.

We have lost money in three of the last five years, and may continue to do so indefinitely.

        We have suffered net losses in three of the last five years. In 1999 and 2000, we reported earnings, but this was largely due to a gain on the sale of our radio stations. Our losses are due to a variety of cash and non-cash expenses including, in particular:

Cash Expenses:	Interest
Restructuring Costs:
During 2001, we offered a voluntary retirement program to eligible employees and implemented a restructuring program to reduce operating and overhead expenses. Also during 2001 we discontinued programming the local news broadcast at our stations KDNL-TV in St. Louis, Missouri and WXLV-TV in Greensboro/ Winston-Salem/High Point, North Carolina. As a result, we incurred a restructuring charge of $3.8 million during the year ended December 31, 2001.
Non-cash Expenses:	Depreciation, amortization (primarily of programming and intangibles), and deferred compensation.
Impairment:
During June 2001, the San Francisco office of our software development and consulting subsidiary was reorganized. The office reduced staff due to a significant slowdown of business activity in the San Francisco market. In addition, the focus of the San Francisco office has shifted toward marketing an existing G1440, Inc. product. As a result, management determined that the San Francisco office's goodwill was permanently impaired and, as such, recorded a charge to write-off goodwill in the amount of $2.8 million during June 2001.
During 2001, we wrote-off $4.2 million of fixed assets which represents the net book value of damaged, obsolete, or abandoned property.

Under the provisions of SFAS No. 121, we evaluate our long-lived assets for financial impairment by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. Based on such evaluation, we determined that our station KBSI-TV in Paducah, Kentucky had an impairment to goodwill and recorded a charge to write-off goodwill in the amount of $9.2 million during December 2001. We believe that as of December 31, 2001, the carrying amounts of the remainder of our tangible and intangible assets have not been similarly impaired.

Loss on Derivatives:
As a result of implementing SFAS No. 133, one of our derivatives does not qualify for special hedge accounting treatment. Therefore, this derivative must be recognized in the balance sheet at fair market value and the changes in fair market value are reflected in earnings. We recognized $32.2 million of losses during 2001.
Other Items:
For the quarter ended December 31, 2001, we reported a $9.5 million extraordinary expense item related to the call premium and write-off of deferred financing costs and interest, net of taxes, resulting from the early redemption of our 10% senior subordinated notes due 2005.

        Our net losses may continue indefinitely for these or other reasons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Form 10-K incorporated herein by reference.

        In June 2001, the Financial Accounting Standards Board approved SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill and certain other intangible assets including broadcast licenses. The amortization of existing goodwill and broadcast licenses ceased on January 1, 2002. SFAS No. 142 also establishes a new method of testing goodwill and broadcast licenses for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in discontinuation of amortization of our goodwill and broadcast licenses; however, we will be required to test goodwill and broadcast licenses for impairment under the new standard during 2002, which could have an adverse effect on our future results of operations if an impairment occurs. We are currently in the process of assessing the impact of SFAS No. 142, but we have not yet had sufficient time to complete the evaluation. During the year ended December 31, 2001, we incurred goodwill amortization expense of $74.9 million. During the year ended December 31, 2001, we incurred amortization expense related to broadcast licenses of $22.8 million. Amortization expenses for the year 2002 are projected to be $71.4 million related to goodwill and $25.6 million related to broadcast licenses. As a result of implementing SFAS No. 142 on January 1, 2002, our pretax income will be higher by these non-cash amounts, unless we determine that we had an impairment of assets.

Our recent investments in internet and other businesses may not deliver the value we paid for them or reach our strategic objectives.

        Our strategy includes investing in and working with internet-related businesses. In pursuit of this strategy, we made several investments in internet-related businesses in 1999 and 2000 and may make additional investments as appropriate opportunities arise. The long term value of internet-related businesses has yet to be determined, the stock prices of publicly-traded internet-related companies generally declined dramatically in 2000 and throughout 2001, and we cannot assure you that these investments will be worth the amount of our investment, or that we will be able to develop services that are profitable for Sinclair or the businesses in which we have invested. If the businesses in which we have invested fail to succeed, we may lose as much as all of our investment in the businesses. We may also spend additional funds and devote additional resources to these businesses, and these additional investments may also be lost.

Our investment in Acrodyne Communications, Inc. may not deliver the value we paid or reach our strategic objectives.

        In January 1999, we acquired common stock of Acrodyne Communications, Inc. and currently hold a 35% ownership interest. Acrodyne manufactures television transmitters and other broadcast equipment. During August 2000, Acrodyne announced that it would be restating its financial statements for the year ended December 31, 1999 and for the three months ended March 31, 2000 due to an overstatement of revenue, inventory balances, and gross profits. As a result of the restatement, Acrodyne was unable to file its quarterly and annual reports with the Commission for the periods ending June 30, 2000 through September 30, 2001. During September 2000, Acrodyne was delisted from Nasdaq. As a result of the above, we wrote-off our investment in Acrodyne to zero and recorded a loss of $10.1 million as a loss from equity investments during the year ended December 31, 2000. Acrodyne's auditors have indicated in their audit report that there is substantial doubt about Acrodyne's ability to continue as a going concern.

        In addition, as of December 31, 2001, we had placed orders for 21 transmitter systems for an aggregate purchase price of approximately $10.2 million of which $8.5 million of deposits have been paid to Acrodyne. We also from time to time, lend funds to Acrodyne for working capital needs under existing working capital lines of credit, of which up to $0.025 million was available for future borrowings by Acrodyne as of December 31, 2001. As of December 31, 2001, we had loaned Acrodyne $7.1 million, all of which has been reserved. We may also spend additional funds and devote additional resources to Acrodyne and our existing or any additional investments or deposits may be lost.

        In September 2000, Acrodyne, along with two of its officers and directors, one of which is an officer of Sinclair, was joined as a defendant in a class action in the United States District Court for the District of Maryland. This lawsuit asserts that Acrodyne issued false and misleading financial statements. Acrodyne reached a settlement with the plaintiff's counsel. The settlement requires Acrodyne to issue to the plaintiffs warrants to purchase 1,600,000 shares of Acrodyne common stock at an exercise price of $1.00 per share. The warrants expire after five years. Acrodyne has also agreed to pay the plaintiffs $750,000, with the cash portion of the settlement funded by its officers' and directors' indemnity insurance policy. A Memorandum of Understanding reflecting the material terms of the settlement was filed with the Court on March 1, 2001. On April 6, 2001, the parties submitted to the Court a Stipulation and Agreement of Settlement and all required documents to effectuate the settlement. On April 9, 2001, the Court approved the proposed settlement but reserved its right to review the settlement and/or enter a final judgment approving the settlement and dismissing the lawsuit. On June 26, 2001, the Court (i) found the settlement to be fair, reasonable, and adequate and in the best interests of the parties; (ii) settled, released, discharged and dismissed with prejudice the cases against the defendants; (iii) determined that neither the settlement nor any of the documents or statements associated therewith are, or shall be construed as, a concession or admission by the defendants of the existence of any damages or wrongdoing; and (iv) awarded the plaintiffs' counsel 25% of the gross amount of the settlement fund as attorneys' fees, which amount is to be paid out of the settlement fund. Sinclair officers hold three board seats on Acrodyne's Board of Directors and though not named in the existing class action law suit, may be subject to a future claim.

        During 2001 and 2000, we advanced and guaranteed loans to Acrodyne under various credit facilities which were fully reserved as of December 31, 2001. Accordingly, we incurred a loss of $4.2 million and $3.2 million during 2001 and 2000.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes, except that the transfer restrictions and registration rights relating to the original notes do not apply to the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        On March 14, 2002, we issued and sold the original notes. We used the gross proceeds of that offering, which were approximately $300 million, to repay $300 million of term loan debt that was outstanding under our amended and restated bank credit agreement. The senior indebtedness that we repaid was outstanding under a term loan due in September 2009, although principal payments were not scheduled to begin until 2003. That senior indebtedness bore interest at a floating rate based on LIBOR and the Prime Rate. At the time of repayment, the floating rate was equal to 5.93%. The offering expenses were paid from available working capital.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratio of earnings to fixed charges of Sinclair and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Fiscal Year Ended December 31,
2001	2000		1999		1998	1997
(a)	(a	)	(a	)	1.0x	1.0x

(a)
Earnings were inadequate to cover fixed charges for the years ended December 31, 2001, 2000 and 1999. Additional earnings of $165,194, $30,959 and $17,019 would have been required to cover fixed charges in the years ended December 31, 2001, 2000 and 1999, respectively.

SELECTED CONSOLIDATED FINANCIAL DATA

        The table below includes summary historical consolidated financial information for our company. You should read the information below together with the other financial information incorporated by reference in this prospectus.

	Fiscal Year Ended December 31,
	1997	1998	1999	2000	2001
Statement of Operations Data:
Net broadcast revenues(a)	$407,410	$564,727	$670,252	$727,017	$646,444
Barter revenues	42,468	59,697	63,387	57,351	56,912
Other revenues	—	—	—	4,494	6,925

Total revenues	449,878	624,424	733,639	788,862	710,281

Operating costs(b)	153,935	220,538	283,334	329,489	320,553
Expenses from barter arrangements	38,114	54,067	57,561	51,300	50,591
Depreciation and amortization(c)(d)	135,581	173,799	220,625	246,660	274,668
Stock-based compensation	1,410	2,908	2,494	1,801	1,584
Impairment and write down of long-lived assets	—	—	—	—	16,229
Restructuring costs	—	—	—	—	3,836
Contract termination costs	—	—	—	—	5,135
Cumulative adjustment for change in assets held for sale	—	—	—	619	—

Operating income	120,838	173,112	169,625	158,993	37,685
Interest expense(d)	(99,493)	(141,704)	(181,569)	(152,219)	(143,574)
Subsidiary trust minority interest expense(e)	(19,205)	(23,923)	(23,890)	(23,890)	(23,890)
Gain (loss) on sale of broadcast assets	—	1,232	(418)	—	204
Unrealized (loss) gain on derivative instruments	—	(9,050)	15,747	(296)	(32,220)
Loss related to investments	—	—	(504)	(16,764)	(7,616)
Interest and other income	2,231	6,694	3,990	3,217	4,217

Income (loss) before income taxes	4,371	6,361	(17,019)	(30,959)	(165,194)
(Provision) benefit for income taxes	(13,201)	(32,562)	(25,107)	(4,816)	51,682

Net loss from continuing operations	(8,830)	(26,201)	(42,126)	(35,775)	(113,512)
Discontinued Operations:
Net income from discontinued operations, net of related income taxes	4,466	14,102	17,538	4,876	—
Gain (loss) on sale of broadcast assets, net of related income taxes	(132)	6,282	192,372	108,264	—
Extraordinary item:
Loss on early extinguishment of debt, net of related income tax benefit	(6,070)	(11,063)	—	—	(14,210)

Net income (loss)	$(10,566)	$(16,880)	$167,784	$77,365	$(127,722)

Net income (loss) available to common shareholders	$(13,329)	$(27,230)	$157,434	$67,015	$(138,072)

Other Data:
Broadcast cash flow(f)	$221,631	$305,304	$332,307	$338,909	$258,937
Broadcast cash flow margin(g)	54.4%	54.1%	49.6%	46.6%	40.1%
Adjusted EBITDA(h)	$209,220	$288,712	$313,271	$316,352	$238,919
Adjusted EBITDA margin(g)	51.4%	51.1%	46.7%	43.5%	37.0%
After tax cash flow(i)	$104,884	$149,759	$137,245	$145,469	$91,262
Program contract payments	48,609	61,107	79,473	94,303	102,256
Corporate overhead expense	12,411	16,592	19,036	22,557	20,018
Capital expenditures	19,425	19,426	30,861	33,256	29,017
Cash flows from operating activities	96,625	150,480	130,665	69,127	58,888
Cash flows from (used in) investing activities	(218,990)	(1,812,682)	452,499	209,820	(33,338)
Cash flows from (used in) financing activities	259,351	1,526,143	(570,024)	(291,264)	2,422
Ratio of earnings to fixed charges	1.0x	1.0x	(j )	(j )	(j )
Per Share Data:
Basic loss per share from continuing operations	$(0.16)	$(0.39)	$(0.54)	$(0.50)	$(1.47)
Basic earnings per share from discontinued operations	$0.06	$0.22	$2.17	$1.24	$—
Basic loss per share from extraordinary item	$(0.08)	$(0.12)	$—	$—	$(0.17)
Basic net income (loss) per share	$(0.19)	$(0.29)	$1.63	$0.73	$(1.64)
Diluted loss per share from continuing operations	$(0.16)	$(0.39)	$(0.54)	$(0.50)	$(1.47)
Diluted earnings per share from discontinued operations	$0.06	$0.22	$2.17	$1.24	$—
Diluted loss per share from extraordinary item	$(0.08)	$(0.12)	$—	$—	$(0.17)
Diluted net income (loss) per share	$(0.19)	$(0.29)	$1.63	$0.73	$(1.64)
Balance Sheet Data:
Cash and cash equivalents	$139,327	$3,268	$16,408	$4,091	$32,063
Total assets	2,034,234	3,852,752	3,619,510	3,396,301	3,365,631
Total debt(k)	1,080,722	2,327,221	1,792,339	1,616,426	1,685,630
HYTOPS(l)	200,000	200,000	200,000	200,000	200,000
Total stockholders' equity	534,288	816,043	974,917	912,530	771,960

(a)
"Net broadcast revenues" are defined as broadcast revenues net of agency commissions.

(b)
Operating costs include program and production expenses and selling, general and administrative expenses.

(c)
Depreciation and amortization includes amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets and other assets including costs related to excess syndicated programming.

(d)
Depreciation and amortization and interest expense amounts differ from prior presentations for the fiscal years ended December 31, 1997, 1998, 1999 and 2000. Previously the amortized costs associated with the issuance of indebtedness had been classified as depreciation and amortization instead of being classified as interest expense. Accordingly, we reclassified $1,100, $2,752, $3,288 and $3,313 as interest expense for the fiscal years ended December 31, 1997, 1998, 1999 and 2000.

(e)
Subsidiary trust minority interest expense represents the distributions on the HYTOPS. See footnote l.

(f)
"Broadcast cash flow" (BCF) is defined as operating income plus corporate expenses, selling, general and administrative expenses related to software development and consulting operations, special bonuses paid to executive officers, stock-based compensation, depreciation and amortization (including film amortization and amortization of deferred compensation), restructuring costs, contract termination costs, impairment and write down for long-lived assets, cumulative adjustment for change in assets held for sale, less other revenue and cash payments for program rights. Cash program payments represent cash payments made for current programs payable and do not necessarily correspond to program usage. We have presented BCF data, which we believe is comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies; however, there can be no assurance that it is comparable. However, BCF does not purport to represent cash provided by operating activities as reflected in our consolidated statements of cash flows and is not a measure of financial performance under generally accepted accounting principles. In addition, BCF should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Management believes the presentation of BCF is relevant and useful because (1) it is a measurement utilized by lenders to measure our ability to service our debt, (2) it is a measurement utilized by industry analysts to determine a private market value of our television stations and (3) it is a measurement industry analysts utilize when determining our operating performance.

(g)
"Broadcast cash flow margin" is defined as broadcast cash flow divided by net broadcast revenues. "Adjusted EBITDA margin" is defined as Adjusted EBITDA divided by net broadcast revenues.

(h)
"Adjusted EBITDA" is defined as broadcast cash flow less corporate expenses and is a commonly used measure of performance for broadcast companies. We have presented Adjusted EBITDA data, which we believe is comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies; however, there can be no assurances that it is comparable. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in our consolidated statements of cash flows and is not a measure of financial performance under generally accepted accounting principles. In addition, Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Management believes the presentation of Adjusted EBITDA is relevant and useful because (1) it is a measurement utilized by lenders to measure our ability to service our debt, (2) it is a measurement utilized by industry analysts to determine a private market value of our television stations and (3) it is a measurement industry analysts utilize when determining our operating performance.

(i)
"After tax cash flow" (ATCF) is defined as net income (loss) available to common shareholders, plus extraordinary items (before the effect of related tax benefits) plus depreciation and amortization (excluding film amortization), stock-based compensation, amortization of deferred financing costs, restructuring costs, contract termination costs, impairment and write down of long-lived assets, the cumulative adjustment for change in assets held for sale, the loss of equity investments (or minus the gain), loss on derivative instruments (or minus the gain), the deferred tax provision related to operations or minus the deferred tax benefit, and minus the gain on sale of assets and deferred NOL carrybacks. We have presented ATCF data, which we believe is comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies; however, there can be no assurances that it is comparable. ATCF is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. ATCF should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Management believes the presentation of ATCF is relevant and useful because ATCF is a measurement utilized by industry analysts to determine a public market value of our television stations and ATCF is a measurement analysts utilize when determining our operating performance.

(j)
Earnings were inadequate to cover fixed charges for the years ended December 31, 1999, 2000 and 2001. Additional earnings of $17,019, $30,959 and $165,194 would have been required to cover fixed charges in the years ended December 31, 1999, 2000 and 2001, respectively.

(k)
"Total debt" is defined as long-term debt, net of unamortized discount, and capital lease obligations, including current portion thereof. Total debt does not include the HYTOPS or our preferred stock.

(l)
HYTOPS represents our Obligated Mandatorily Redeemable Security of Subsidiary Trust Holding Solely KDSM Senior Debentures representing $200 million aggregate liquidation value.

THE EXCHANGE OFFER

Purpose and Effect

        In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. In that agreement, we agreed, among other things,

  •
  to use our best efforts to file under the Securities Act a registration statement relating to an offer to exchange the original notes for exchange notes with terms identical in all material respects (except as described below) to the terms of the original notes and

  •
  to use our best efforts to cause such registration statement to become effective.

The exchange offer is being made to satisfy our contractual obligations under the registration rights agreement.

        The original notes provide, among other things, that,

  (1)
  if an exchange offer registration statement is not filed by May 13, 2002, additional interest will become payable on the original notes at the rate of .50% per annum for the 90 days starting on May 14, 2002 and increasing by an additional .25% per annum at the beginning of each subsequent 90-day period;

  (2)
  if an exchange offer registration statement is not declared effective by July 12, 2002, additional interest will become payable on the original notes at the rate of .50% per annum for the 90 days starting July 13, 2002 and increasing by .25% per annum at the beginning of each subsequent 90-day period; and

  (3)
  if we have not exchanged exchange notes for all original notes validly tendered prior to August 11, 2002, additional interest will become payable on the original notes at the rate of .50% per annum for the 90 days starting August 12, 2002 and increasing by .25% per annum at the beginning of each subsequent 90-day period.

        The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes except that the exchange notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the original notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See "Description of the Exchange Notes" and "Description of the Original Notes" for more information on the terms of the respective notes and the differences between them.

        We are not making the exchange offer to, and will not accept tenders for exchange from, holders of original notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person in whose name the original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such original notes by book-entry transfer at DTC.

Terms of the Exchange

        Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we hereby offer to exchange up to $300,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes properly tendered on or prior to the expiration date (as defined below) and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the expiration date, an aggregate principal amount of up to $300,000,000 of exchange notes in exchange for a like principal amount of outstanding original notes tendered and accepted in connection with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered. As of the date of this prospectus $300,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of original notes known to us. Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

        Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original notes that are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See "Risk Factors—You may have difficulty selling the original notes that you do not exchange" and "Description of the Original Notes." If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date, or, if such unaccepted original notes are uncertificated, such securities will be returned, without expense to the tendering holder thereof promptly after the expiration date via book entry transfer.

        Holders who tender original notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in connection with the exchange offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "—Fees and Expenses."

        The Board of Directors of Sinclair does not make any recommendation to holders of original notes as to whether to tender or refrain from tendering all or any portion of their original notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of original notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of original notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Expiration Date; Extensions; Amendments

        The term "expiration date" means 5:00 p.m., New York City time, on June 6, 2002 unless we extend the exchange offer (in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended). We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time,

  (1)
  to delay the acceptance of the original notes for exchange,

  (2)
  to terminate the exchange offer (whether or not any original notes have theretofore been accepted for exchange) if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under "—Conditions to the Exchange Offer" have occurred or exist or have not been satisfied,

  (3)
  to extend the expiration date of the exchange offer and retain all original notes tendered pursuant to the exchange offer, subject, however, to the right of holders of original notes to withdraw their tendered original notes as described under "—Withdrawal Rights," and

  (4)
  to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner that we determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

        Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the exchange agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance or Exchange and Issuance of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for original notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "—Withdrawal Rights") promptly after the expiration date. In all cases, delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of

  (1)
  original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC,

  (2)
  the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and

  (3)
  any other documents required by the letter of transmittal.

        The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC.

        Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, original notes validly tendered and not withdrawn when, as and if we give oral or written notice to the exchange agent of our acceptance of such original notes for exchange pursuant to the exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes to validly tendering holders. Such exchange will be made promptly after the expiration date. If for any reason whatsoever, acceptance for exchange or the exchange of any original notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of original notes) or we extend the exchange offer or are unable to accept for exchange or exchange original notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "—Withdrawal Rights."

        Pursuant to the letter of transmittal, a holder of original notes will warrant and agree in the letter of transmittal that it has full power and authority to tender, exchange, sell, assign and transfer original notes, that we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances, and that the original notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the original notes tendered pursuant to the exchange offer.

Procedures for Tendering Original Notes

        Valid Tender.    Except as set forth below, in order for original notes to be validly tendered pursuant to the exchange offer, the exchange agent must receive a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents at its address set forth under "—Exchange Agent," and either (1) the exchange agent must receive tendered original notes, or (2) such original notes must be tendered pursuant to the procedures for book-entry transfer set forth below and the exchange agent must receive a book-entry confirmation, in each case on or prior to the expiration date, or (3) the guaranteed delivery procedures set forth below must be complied with.

        If less than all of the original notes delivered are tendered for exchange, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of certificates, the letter of transmittal and all other required documents, is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail, return receipt requested, properly insured, or an overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book Entry Transfer.    The exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "—Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

        Signature Guarantees.    Certificates for the original notes need not be endorsed and signature guarantees on the letter of transmittal are unnecessary unless (a) a certificate for the original notes is registered in a name other than that of the person surrendering the certificate or (b) such registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (a) or (b) above, such certificates for original notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "eligible institution"), unless surrendered on behalf of such eligible institution. See Instruction 1 to the letter of transmittal.

        Guaranteed Delivery.    If a holder desires to tender original notes pursuant to the exchange offer and the certificates for such original notes are not immediately available or time will not permit all required documents to reach the exchange agent on or before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such original notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

  (1)
  such tenders are made by or through an eligible institution;

  (2)
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal is received by the exchange agent, as provided below, on or prior to the expiration date; and

  (3)
  the certificates (or a book-entry confirmation) representing all tendered original notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three Nasdaq Stock Market trading days after the date of execution of such notice of guaranteed delivery.

        The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in such notice.

        Notwithstanding any other provision hereof, the delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of original notes, or of a book-entry confirmation with respect to such original notes, and a properly completed and duly executed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the letter of transmittal. Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when original notes, book-entry confirmations with respect to original notes and other required documents are received by the exchange agent.

        Our acceptance of the tender of original notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

        Determination of Validity.    All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered original notes will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders determined by us not to be in proper form or the acceptance of which, or exchange for, may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under "—Conditions to the Exchange Offer" or any condition or irregularity in any tender of original notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

        Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding. No tender of original notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither we, our affiliates or assigns, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Moreover, neither we, our affiliates or assigns, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

        If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, proper evidence satisfactory to us, in our sole discretion, of such person's authority to so act must be submitted.

        A beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

Resales of Exchange Notes

        We are making the exchange offer in reliance on the position of the staff of the Commission in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Based on these interpretations by the staff of the Commission, we believe that the exchange notes issued in the exchange offer for original notes may be offered for resale, resold or otherwise transferred by holders of the original notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the exchange notes are acquired in the ordinary course of the holders' business;

  •
  the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  •
  the holders are not "affiliates" of ours within the meaning of Rule 405 under the Securities Act.

        Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing exchange notes or any broker-dealer who purchased original notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  cannot rely on the applicable interpretations of the staff of the Commission mentioned above;

  •
  will not be permitted or entitled to tender the original notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        A broker-dealer who holds original notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by a broker-dealer as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Withdrawal Rights

        Except as otherwise provided herein, tenders of original notes may be withdrawn at any time on or prior to the expiration date.

        In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the exchange agent at its addresses set forth under "—Exchange Agent" on or prior to the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the original notes to be withdrawn, the aggregate principal amount of original notes to be withdrawn, and (if certificates for such original notes have been tendered) the name of the registered holder of the original notes as set forth on the original notes, if different from that of the person who tendered such original notes. If original notes have been delivered or otherwise identified to the exchange agent, then prior to the physical release of such original notes, the tendering holder must submit the serial numbers shown on the particular original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of original notes tendered for the account of an eligible institution. If original notes have been tendered pursuant to the procedures for book-entry transfer set forth in "—Procedures for Tendering Original Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of original notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of original notes may not be rescinded. Original notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described above under "—Procedures for Tendering Original Notes."

        All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither we, our affiliates or assigns, the exchange agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any original notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any original notes for any exchange notes, and may terminate the exchange offer (whether or not any original notes have theretofore been accepted for exchange) or may waive any conditions to or amend the exchange offer, if, in the opinion of our legal counsel, the consummation of the exchange offer or any portion thereof would violate any applicable law or any applicable interpretation of the Commission or its staff. In such event, if we determine to amend the exchange offer and such amendment constitutes a material change to the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agent

        Wachovia Bank, National Association (formerly First Union National Bank) has been appointed as exchange agent for the exchange offer. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

  Wachovia Bank, National Association
  c/o Customer Information Center
  1525 West W.T. Harris Boulevard
  Charlotte, North Carolina 28262
  Attn: Reorganization Department, 3C3-NC1153
  Phone: (704) 590-7413
  Facsimile: (704) 590-7628

        Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

        We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of original notes, and in handling or tendering for their customers.

        Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

        We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as of the original notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expense related to the issuance of the exchange notes and of the exchange offer will be amortized over the term of the exchange notes.

DESCRIPTION OF THE EXCHANGE NOTES

        We issued the original notes and will issue the exchange notes under an indenture, dated as of March 14, 2002, among Sinclair, the guarantors and First Union National Bank, as trustee, as amended or supplemented (Indenture). The terms of the exchange notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

        The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions." References in this section to "Sinclair", "we" and "our" refer to Sinclair Broadcast Group, Inc. without its subsidiaries, unless the context otherwise requires. Section references herein are to the Indenture. A copy of the form of Indenture will be made available upon request to Sinclair.

General

        The exchange notes will mature on March 15, 2012, will initially be limited to $300,000,000 aggregate principal amount, and will be unsecured senior subordinated obligations of Sinclair. Each exchange note will bear interest at 8% per annum from the original issue date of the original note or from the most recent interest payment date to which interest has been paid, payable semiannually on September 15 and March 15 of each year, commencing September 15, 2002, to the Person in whose name the exchange note (or any predecessor exchange note) is registered at the close of business on the March 1 or September 1 next preceding such interest payment date.

        Payment of the exchange notes is guaranteed by the Guarantors, jointly and severally, on a senior subordinated basis. The Guarantors are comprised of all but one of the Subsidiaries of Sinclair that own or operate television stations and include all Subsidiaries that have issued guarantees under Sinclair's amended and restated bank credit agreement. The Guarantors represented approximately 98% of our total assets as of December 31, 2001 and approximately 98% of our net revenue, 99% of our broadcast cash flow and 100% of our EBITDA for the year ended December 31, 2001. See "Guarantees."

        Principal of, premium, if any, and interest on the exchange notes will be payable, and the exchange notes will be exchangeable and transferable, at our office or agency maintained for such purposes (which initially will be the trustee under the Indenture); provided, however, that payment of interest may be made at our option by check mailed to the Person entitled to such interest as shown on the security register.

        The exchange notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) See "—Book-Entry Securities; The Depository Trust Company; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of exchange notes, except in certain circumstances for any tax or other governmental charge that may be imposed. (Section 306)

        We may from time to time, without notice to or the consent of the holders of exchange notes, create and issue further exchange notes ranking equally with the exchange notes in all respects, subject to the limitations described under "Certain Covenants—Limitations on Indebtedness." Such further exchange notes may be consolidated and form a single series with the exchange notes, vote together with the exchange notes and have the same terms as to status, redemption or otherwise as the exchange notes. References to exchange notes in this "Description of the Exchange Notes" include these additional exchange notes if they are in the same series, unless the context requires otherwise.

Optional Redemption

        The exchange notes will be subject to redemption at any time on or after March 15, 2007, at our option, in whole or in part, on not less than 30 nor more than 60 days' prior notice by first-class mail in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 15 of the years indicated below:

Redemption
Year Price

2007	104.000%
2008	102.667%
2009	101.333%

and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

        In addition, at any time on or prior to March 15, 2005, we may redeem up to 25% of the principal amount of Notes issued under the Indenture with the net proceeds of a Public Equity Offering of Sinclair at 108.000% of the aggregate principal amount, together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

        If less than all of the Notes are to be redeemed, the Trustee shall select the exchange notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. (Sections 1101, 1105 and 1107)

Sinking Fund

        There will be no sinking fund.

Subordination

        The payment of the principal of, premium, if any, and interest on, the exchange notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness. The exchange notes will be senior subordinated indebtedness of Sinclair ranking pari passu with all other existing and future senior subordinated indebtedness of Sinclair and senior to all existing and future Subordinated Indebtedness of Sinclair. (Section 1201)

        During the continuance of any default in the payment of any Designated Senior Indebtedness no payment (other than payments previously made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture") or distribution of Sinclair's assets of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the exchange notes or on account of the purchase, redemption, defeasance or other acquisition of, the exchange notes unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness after which Sinclair shall resume making any and all required payments in respect of the exchange notes, including any missed payments.

        During the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee from a representative of the holder of any Designated Senior

Indebtedness of a written notice of such Non-payment Default, no payment (other than payments previously made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture") or distribution of any of Sinclair's assets of any kind or character (excluding certain permitted equity or subordinated securities) may be made by Sinclair on account of the principal of, premium, if any, or interest on, the exchange notes or on account of the purchase, redemption, defeasance or other acquisition of, the exchange notes for the period specified below (the "Payment Blockage Period").

        The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and Sinclair from a representative of the holder of any Designated Senior Indebtedness and shall end on the earliest of

  (1)
  the first date on which more than 179 days shall have elapsed since the receipt of such written notice (provided such Designated Senior Indebtedness as to which notice was given shall not have been accelerated),

  (2)
  the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) are cured, waived or ceased to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Designated Senior Indebtedness or

  (3)
  the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to Sinclair or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period.

        When the Payment Blockage Period ends, in the case of clauses (1), (2) and (3), we shall promptly resume making any and all required payments in respect of the exchange notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by Sinclair or the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any 365-day consecutive period only one Payment Blockage Period, during which payment of principal of, or interest on, the exchange notes may not be made, may commence and the duration of the Payment Blockage Period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. (Section 1203)

        If we fail to make any payment on the exchange notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the exchange notes to accelerate the maturity thereof. See "—Events of Default."

        The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to Sinclair or its assets, or any liquidation, dissolution or other winding up of Sinclair, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of Sinclair, all Senior Indebtedness must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, or provision made for such payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the exchange notes. (Section 1202)

        By reason of such subordination, in the event of liquidation or insolvency, Sinclair's creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the exchange notes, and funds which would be otherwise payable to the holders of the exchange notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, and Sinclair may be unable to meet its obligations fully with respect to the exchange notes.

        Each Guarantee of a Guarantor will be an unsecured senior subordinated obligation of such Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future Indebtedness of such Guarantor that is expressly subordinated to Guarantor Senior Indebtedness. The Indebtedness evidenced by the Guarantees will be subordinated to Guarantor Senior Indebtedness to the same extent as the exchange notes are subordinated to Senior Indebtedness and during any period when payment on the exchange notes is blocked by Designated Senior Indebtedness, payment on the Guarantees is similarly blocked.

        "Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) on any Indebtedness of Sinclair (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the exchange notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include (1) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of Sinclair from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Bank Credit Agreement shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of Sinclair, (2) Indebtedness outstanding under the Founders' Notes and (3) Indebtedness under Interest Rate Agreements.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include

  (1)
  Indebtedness evidenced by the exchange notes,

  (2)
  Indebtedness that is subordinate or junior in right of payment to any Indebtedness of Sinclair,

  (3)
  Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Sinclair,

  (4)
  Indebtedness which is represented by Disqualified Equity Interests,

  (5)
  any liability for foreign, federal, state, local or other taxes owed or owing by Sinclair,

  (6)
  Indebtedness of Sinclair to the extent such liability constitutes Indebtedness to a Subsidiary or any other Affiliate of Sinclair or any of such Affiliate's subsidiaries,

  (7)
  that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture, and

  (8)
  Indebtedness owed by Sinclair for compensation to employees or for services.

        "Guarantor Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) on any

Indebtedness of any Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Guarantee. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall include (1) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of any Guarantor from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding, or replacement of the Bank Credit Agreement shall not constitute Guarantor Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of any Guarantor, (2) Indebtedness evidenced by any guarantee of the Founders' Notes and (3) Indebtedness under Interest Rate Agreements.

        Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include

  (1)
  Indebtedness evidenced by the Guarantees,

  (2)
  Indebtedness that is subordinate or junior in right of payment to any Indebtedness of any Guarantor,

  (3)
  Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to any Guarantor,

  (4)
  Indebtedness which is represented by Disqualified Equity Interests,

  (5)
  any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor to the extent such liability constitutes Indebtedness,

  (6)
  Indebtedness of any Guarantor to a Subsidiary or any other Affiliate of Sinclair or any of such Affiliate's subsidiaries,

  (7)
  Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness,

  (8)
  that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture, and

  (9)
  Indebtedness owed by any Guarantor for compensation to employees or for services.

        "Designated Senior Indebtedness" is defined as (1) all Senior Indebtedness outstanding under the Bank Credit Agreement and (2) any other Senior Indebtedness which is incurred pursuant to an agreement (or series of related agreements) simultaneously entered into providing for indebtedness, or commitments to lend, of at least $25,000,000 at the time of determination and is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by Sinclair.

        As of December 31, 2001, as adjusted to reflect the original notes and the use of proceeds to repay $300.0 million of term loan debt outstanding under our amended and restated bank credit agreement: (1) Sinclair would have had $569.4 million of Senior Indebtedness (which ranked senior to the exchange notes), all of which was guaranteed by the Guarantors on a senior basis; (2) Sinclair would have had $1,062.8 million of Senior Subordinated Indebtedness including the original notes (which ranked equal to each other), all of which was guaranteed by the Guarantors on a senior subordinated basis; (3) the Guarantors would have had an additional $53.4 million of Senior Indebtedness which ranked senior to the Guarantees of the original notes; and (4) Sinclair would have been able to borrow an additional $236.0 million under Sinclair's Bank Credit Agreement, which would constitute Senior Indebtedness to which the original notes were subordinated and were guaranteed by the Guarantors on a senior basis. See "Risk Factors—Your right to receive payment on the exchange notes and under the guarantees is junior to all of our and the guarantors' senior debt." Sinclair and its Subsidiaries' ability to incur additional Indebtedness is restricted as set forth under "Certain Covenants—Limitation on Indebtedness." Any Indebtedness which can be incurred may constitute additional Senior Indebtedness or Guarantor Senior Indebtedness.

Guarantees

        The Guarantors will, jointly and severally, unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on, the exchange notes. Such Guarantees will be subordinated to the Guarantor Senior Indebtedness. See "—Subordination."

        As of December 31, 2001, as adjusted to reflect this offering and the application of the gross proceeds as set forth in "Use of Proceeds," the aggregate amount of Guarantor Senior Indebtedness that would have ranked senior in right of payment to the Guarantees would have been $622.8 million (including $569.4 million of outstanding indebtedness representing guarantees of Senior Indebtedness). Moreover, Sinclair would have been able to borrow an additional $236.0 million under its amended and restated bank credit agreement, which would constitute Guarantor Senior Indebtedness that would rank senior in right of payment to the Guarantees.

        Under certain circumstances described under "—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness," we are required to cause the execution and delivery of additional Guarantees by Restricted Subsidiaries. (Section 1014)

        In addition, upon any sale, exchange or transfer, to any Person not an Affiliate of Sinclair, of all of Sinclair's Equity Interest in, or all or substantially all of the assets of, any Guarantor, which is in compliance with the Indenture, such Guarantor shall be released from all its obligations under its Guarantee.

        The Guarantors consist of 96 of our existing Subsidiaries, including all but one of our Subsidiaries that own or operate television stations and all Subsidiaries that have issued guarantees under Sinclair's amended and restated bank credit agreement. The Guarantors represented approximately 98% of our total assets as of December 31, 2001 and approximately 98% of our net revenue, 99% of our broadcast cash flow and 100% of our EBITDA for the year ended December 31, 2001.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Indebtedness.    We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired Indebtedness), except that Sinclair may incur Indebtedness and a Guarantor may incur Permitted Subsidiary Indebtedness if, in each case, the Debt to Operating Cash Flow Ratio of Sinclair and its Restricted Subsidiaries at the time of the incurrence of such Indebtedness, after giving pro forma effect thereto, is 7:1 or less.

        The foregoing limitation will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"):

  (1)
  Indebtedness of Sinclair under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed amounts committed and undrawn as of the date of the Indenture under any revolving credit facility thereunder (which amount was $326.0 million as of March 31, 2002);

  (2)
  Indebtedness of Sinclair pursuant to the exchange notes and Indebtedness of any Guarantor pursuant to a Guarantee;

  (3)
  Indebtedness of any Guarantor consisting of a guarantee of Sinclair's Indebtedness under the Bank Credit Agreement;

  (4)
  Indebtedness of Sinclair or any Restricted Subsidiary outstanding on the date of the Indenture and listed on a schedule thereto;

  (5)
  Indebtedness of Sinclair owing to a Restricted Subsidiary; provided that any Indebtedness of Sinclair owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the exchange notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of Sinclair's obligations under the exchange notes; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Wholly Owned Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (5);

  (6)
  Indebtedness of a Wholly Owned Restricted Subsidiary owing to Sinclair or another Wholly Owned Restricted Subsidiary; provided that, with respect to Indebtedness owing to a Wholly Owned Subsidiary that is not a Guarantor, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any such Indebtedness shall be subordinated in right of payment from and after such time as the obligations under the Guarantee by such Wholly Owned Restricted Subsidiary shall become due and payable to the payment and performance of such Wholly Owned Restricted Subsidiary's obligations under its Guarantee; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Sinclair or a Wholly Owned Restricted Subsidiary or pledge to or for the benefit of the lenders under the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (6) and (b) any transaction pursuant to which any Wholly Owned Restricted Subsidiary, which has Indebtedness owing to Sinclair or any other Wholly Owned Restricted Subsidiary, ceases to be a Wholly Owned Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Restricted Subsidiary that is not permitted by this clause (6);

  (7)
  guarantees of any Restricted Subsidiary made in accordance with the provisions of "—Limitation on Issuances of Guarantees of and Pledges for Indebtedness";

  (8)
  obligations of Sinclair entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect Sinclair against fluctuations in interest rates in respect of Sinclair's Indebtedness as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such occurrence;

  (9)
  any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (2), (3), (4) and (5) above, including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Sinclair incurred in connection with such refinancing and, in the case of Pari Passu or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

  (10)
  Indebtedness of Sinclair in addition to that described in clauses (1) through (9) above, and any renewals, extensions, substitutions, refinancings, or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $25,000,000. (Section 1008)

        Limitation on Restricted Payments.    (a) We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

  (1)
  declare or pay any dividend on, or make any distribution to holders of, any of Sinclair's Equity Interests (other than dividends or distributions payable solely in its Qualified Equity Interests);

  (2)
  purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Equity Interest of Sinclair or any Affiliate thereof (except Equity Interests held by Sinclair or a Wholly Owned Restricted Subsidiary);

  (3)
  make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness;

  (4)
  declare or pay any dividend or distribution on any Equity Interests of any Subsidiary to any Person (other than Sinclair or any of its Wholly Owned Restricted Subsidiaries);

  (5)
  incur, create or assume any guarantee of Indebtedness of any Affiliate (other than a Wholly Owned Restricted Subsidiary of Sinclair); or

  (6)
  make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing payments described in clauses (1) through (6), other than any such action that is a Permitted Payment, collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by our Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution),

  (1)
  no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of Sinclair or its Restricted Subsidiaries; and

  (2)
  the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

    (A)
    an amount equal to Sinclair's Cumulative Operating Cash Flow less 1.4 times Sinclair's Cumulative Consolidated Interest Expense;

    (B)
    the aggregate Net Cash Proceeds received after December 9, 1993 by Sinclair from capital contributions (other than from a Subsidiary) or from the issuance or sale (other than to any of our Subsidiaries) of our Qualified Equity Interests (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Equity Interests or Subordinated Indebtedness as set forth below); and

    (C)
    to the extent that any Investment constituting a Restricted Payment (including an Investment in an Unrestricted Subsidiary) that was made after the date of the Indenture is sold or is otherwise liquidated or repaid, 100% of the amount (to the extent not included in Cumulative Operating Cash Flow) equal to the Net Cash Proceeds or Fair Market Value of marketable securities received with respect to such Investment (less the cost of the disposition of such Investment and net of taxes).

        (b)  Notwithstanding the foregoing, and in the case of clauses (2) through (5) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (1) through (5) being referred to as "Permitted Payments"):

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

  (2)
  any transaction with an officer or director of Sinclair entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of Sinclair);

  (3)
  the repurchase, redemption, or other acquisition or retirement of any Equity Interests of Sinclair in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection therewith cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issue and sale for cash (other than to a Subsidiary) of other Qualified Equity Interests of Sinclair; provided that the Net Cash Proceeds from the issuance of such Qualified Equity Interests are excluded from clause (2)(B) of paragraph (a) of this Section;

  (4)
  any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of Sinclair) of any Qualified Equity Interests of Sinclair, provided that the Net Cash Proceeds from the issuance of such Qualified Equity Interests are excluded from clause (2)(B) of paragraph (a) of this Section; and

  (5)
  the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Equity Interests) (a "refinancing") through the issuance of new Subordinated Indebtedness of Sinclair, as the case may be, provided that any such new Indebtedness (A) shall be in a principal amount that does not exceed the principal amount so refinanced or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Sinclair incurred in connection with such refinancing; (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the exchange notes; (C) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the exchange notes; and (D) is expressly subordinated in right of payment to the exchange notes at least to the same extent as the Indebtedness to be refinanced. (Section 1009)

        Limitation on Transactions with Affiliates.    We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Sinclair (other than Sinclair or a Wholly Owned Restricted Subsidiary) unless

  (1)
  such transaction or series of transactions is in writing on terms that are no less favorable to Sinclair or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and

  (2)
  with respect to any transaction or series of transactions involving aggregate payments in excess of $1,000,000, we deliver an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above and such transaction or series of related transactions has been approved by a majority of the members of our Board of Directors (and approved by a majority of Independent Directors or, in the event there is only one Independent Director, by such Independent Director) and

  (3)
  with respect to any transaction or series of transactions involving aggregate payments in excess of $5,000,000, an opinion as to the fairness to us or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing.

        Notwithstanding the foregoing, this provision will not apply to (A) any transaction with an officer or director of Sinclair entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of Sinclair), (B) any transaction entered into by Sinclair or one of its Wholly Owned Restricted Subsidiaries with a Wholly Owned Restricted Subsidiary of Sinclair, and (C) transactions in existence on the date of the Indenture. (Section 1010)

        Limitation on Senior Subordinated Indebtedness.    We will not, and will not permit any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of Sinclair or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the exchange notes or the Guarantee of such Guarantor, or subordinate in right of payment to the exchange notes or such Guarantee to at least the same extent as the exchange notes or such Guarantee are subordinate in right of payment to Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, as set forth in the Indenture. (Section 1011)

        Limitation on Liens.    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), now owned or acquired after the date of the Indenture, or any income or profits therefrom, except if the exchange notes are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

  (a)
  any Lien existing as of the date of the Indenture and listed on a schedule thereto;

  (b)
  any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of Sinclair or any Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) surveys, exceptions, title defects, encumbrances, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of Sinclair or any of its Subsidiaries; or (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

  (c)
  any Lien now or hereafter existing on property of Sinclair or any of its Restricted Subsidiaries securing Senior Indebtedness or Guarantor Senior Indebtedness, in each case which Indebtedness is permitted under the provisions of "—Limitation on Indebtedness" and provided that the provisions described under "—Limitation on Issuances of Guarantees of and Pledges for Indebtedness" are complied with;

  (d)
  any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by Sinclair or any Subsidiary, in each case which Indebtedness is permitted under the provisions of "—Limitation on Indebtedness"; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related transaction by Sinclair or its Subsidiaries;

  (e)
  any Lien securing Permitted Subsidiary Indebtedness; and

  (f)
  any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (e) so long as the amount of security is not increased thereby. (Section 1012)

        Limitation on Sale of Assets.    (a) We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 80% of the consideration from such Asset Sale (exclusive of assumed Senior Indebtedness to which we and our Restricted Subsidiaries have received a full and unconditional release from such liability in connection with such Asset Sale) is received in cash and (2) we or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by our Board of Directors and evidenced in a Board resolution or in connection with an Asset Swap as determined in writing by a nationally recognized investment banking or appraisal firm); provided, however, that in the event Sinclair or any Restricted Subsidiary engages in an Asset Sale with any third party and receives in consideration therefor, or simultaneously with such Asset Sale enters into, a Local Marketing Agreement with such third party or any affiliate thereof, the Fair Market Value of such Local Marketing Agreement (as determined in writing by a nationally recognized investment banking or appraisal firm) shall be deemed cash and considered when determining whether such Asset Sale complies with the foregoing clauses (1) and (2). Notwithstanding the foregoing, clause (1) of the preceding sentence shall not be applicable to any Asset Swap.

        (b)  If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness then outstanding as required by the terms thereof, or Sinclair determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or if no such Senior Indebtedness is then outstanding, then Sinclair may within 12 months of the Asset Sale, invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors of Sinclair) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of Sinclair or its Restricted Subsidiaries existing on the date of the Indenture or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

        (c)  When the aggregate amount of Excess Proceeds equals $5,000,000 or more, we shall apply the Excess Proceeds to the repayment of the exchange notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows:

          (A)  we shall make an offer to purchase (an "Offer") from all holders of the exchange notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of exchange notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the exchange notes, and the denominator of which is the sum of the outstanding principal amount of the exchange notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price of all exchange notes tendered) and

          (B)  to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, we shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the exchange notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the exchange notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), Sinclair shall use such Deficiency in the business of Sinclair and its Restricted Subsidiaries. Upon completion of the purchase of all the exchange notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

        (d)  Whenever the Excess Proceeds received by Sinclair exceed $5,000,000, such Excess Proceeds shall be set aside by Sinclair in a separate account pending (i) deposit with the depositary or a paying agent of the amount required to purchase the exchange notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer, (ii) delivery by Sinclair of the Offered Price to the holders of the exchange notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of Sinclair and its Restricted Subsidiaries. Such Excess Proceeds may be invested in Temporary Cash Investments, provided that the maturity date of any such investment made after the amount of Excess Proceeds exceeds $5,000,000 shall not be later than the Offer Date. We shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments, provided that we shall not withdraw such interest from the separate account if an Event of Default has occurred and is continuing.

        (e)  If we become obligated to make an Offer pursuant to clause (c) above, the exchange notes shall be purchased by us, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for us to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all exchange notes tendered.

        (f)    We shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

        (g)  We will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture and listed on a schedule thereto as such Indebtedness may be refinanced from time to time, provided that such restrictions are no less favorable to the holders of the exchange notes than those existing on the date of the Indenture or (ii) any Senior Indebtedness and any Guarantor Senior Indebtedness) that would materially impair our ability to make an Offer to purchase the exchange notes or, if such Offer is made, to pay for the exchange notes tendered for purchase. (Section 1013)

        Limitation on Issuances of Guarantees of and Pledges for Indebtedness.    (a) We will not permit any Restricted Subsidiary, other than the Guarantors, directly or indirectly, to secure the payment of any of Sinclair's Senior Indebtedness and we will not, and will not permit any Restricted Subsidiary to, pledge any intercompany notes representing obligations of any Restricted Subsidiary (other than the Guarantors) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the exchange notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by any such Restricted Subsidiary) except that the guarantee of the exchange notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness to the same extent as the exchange notes are subordinated to Senior Indebtedness of Sinclair under the Indenture.

        (b)  We will not permit any Restricted Subsidiary, other than the Guarantors, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any of our Indebtedness (other than guarantees in existence on the date of the Indenture) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the exchange notes on the same terms as the guarantee of such Indebtedness except that if the exchange notes are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to the guarantee of such Indebtedness to the same extent as the exchange notes are subordinated to such Indebtedness under the Indenture.

        (c)  Each guarantee created pursuant to the provisions described in the foregoing paragraph is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the exchange notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon

          (1)  any sale, exchange or transfer, to any Person not an Affiliate of Sinclair, of all of Sinclair's Equity Interest in, or all or substantially all the assets of, such Restricted Subsidiary, which is in compliance with the Indenture or

          (2)  with respect to any Guarantees created after the date of the Indenture, the release by the holders of the Indebtedness of Sinclair described in clauses (a) and (b) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Indebtedness of Sinclair has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in, or guarantee by, such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 1014)

        Restriction on Transfer of Assets.    Sinclair and the Guarantors will not sell, convey, transfer or otherwise dispose of their respective assets or property to any of Sinclair's Restricted Subsidiaries (other than any Guarantor), except for sales, conveyances, transfers or other dispositions made in the ordinary course of business and except for capital contributions to any Restricted Subsidiary, the only material assets of which are broadcast licenses.

        For purposes of this provision, any sale, conveyance, transfer, lease or other disposition of property or assets, having a Fair Market Value in excess of (a) $1,000,000 for any sale, conveyance, transfer, leases or disposition or series of related sales, conveyances, transfers, leases and dispositions and (b) $5,000,000 in the aggregate for all such sales, conveyances, transfers, leases or dispositions in any fiscal year of Sinclair shall not be considered "in the ordinary course of business." (Section 1015)

        Purchase of Exchange Notes Upon a Change of Control.    If a Change of Control shall occur at any time, then each holder of exchange notes shall have the right to require that we purchase such holder's exchange notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such exchange notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

        Within 30 days following any Change of Control, we shall notify the Trustee thereof and give written notice of such Change of Control to each holder of exchange notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless we default in the payment of the purchase price, any exchange notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of exchange notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

        If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control Purchase Price for all of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the Change of Control Offer. A Change of Control will also result in an event of default under the Bank Credit Agreement and could result in the acceleration of all indebtedness under the Bank Credit Agreement. See "Description of Indebtedness—Bank Credit Agreement." Moreover, the Bank Credit Agreement prohibits the repurchase of the exchange notes by us. Our failure to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default under the Indenture.

        The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the exchange notes elected to exercise their rights under the Indenture and we elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

        The existence of a holder's right to require us to repurchase such holder's exchange notes upon a Change of Control may deter a third party from acquiring us in a transaction which constitutes a Change of Control.

        "Change of Control" means the occurrence of either of the following events:

        (1)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting

Stock of Sinclair, provided that the Permitted Holders "beneficially own" (as so defined) a lesser percentage of such Voting Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Sinclair;

        (2)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Sinclair (together with any new directors whose election to such Board or whose nomination for election by the shareholders of Sinclair, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office;

        (3)  Sinclair consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with Sinclair, in any such event pursuant to a transaction in which the outstanding Voting Stock of Sinclair is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of Sinclair is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Sinclair) or where (A) the outstanding Voting Stock of Sinclair is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Equity Interests or (y) cash, securities and other property (other than Equity Interests of the surviving corporation) in an amount which could be paid by Sinclair as a Restricted Payment as described under "—Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "—Limitation on Restricted Payments") and (B) no "person" or "group" other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 40% of the total outstanding Voting Stock of the surviving corporation and (2) the percentage of the outstanding Voting Stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction; or

        (4)  Sinclair is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "—Consolidation, Merger, Sale of Assets."

        "Permitted Holders" means as of the date of determination (1) any of David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith; (2) family members or the relatives of the Persons described in clause (1); (3) any trusts created for the benefit of the Persons described in clauses (1), (2) or (4) or any trust for the benefit of any such trust; or (4) in the event of the incompetence or death of any of the Persons described in clauses (1) and (2), such Person's estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Sinclair.

        The provisions of the Indenture will not afford holders of exchange notes the right to require Sinclair to repurchase the exchange notes in the event of a highly leveraged transaction or certain transactions with Sinclair's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of Sinclair by management or its Affiliates) involving Sinclair that may adversely affect holders of the exchange notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving Sinclair's management or its Affiliates, or a transaction involving a recapitalization of Sinclair, will result in a Change of Control if it is the type of transaction specified by such definition. We will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. (Section 1016)

        Limitation on Subsidiary Equity Interests.    Sinclair will not permit any Restricted Subsidiary of Sinclair to issue any Equity Interests, except for (1) Equity Interests issued to and held by Sinclair or a Wholly Owned Restricted Subsidiary, and (2) Equity Interests issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Equity Interests were not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). (Section 1017)

        Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.    Sinclair will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Sinclair to

  (1)
  pay dividends or make any other distribution on its Equity Interests,

  (2)
  pay any Indebtedness owed to Sinclair or a Restricted Subsidiary of Sinclair,

  (3)
  make any Investment in Sinclair or a Restricted Subsidiary of Sinclair or

  (4)
  transfer any of its properties or assets to Sinclair or any Restricted Subsidiary.

        However, this covenant will not prohibit

  (1)
  any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture and listed on a schedule thereto or contained in any other indenture or instrument governing debt or preferred securities that are no more restrictive than those contained in the Indenture;

  (2)
  any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Subsidiary of Sinclair on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of Sinclair and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

  (3)
  any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) and (2), or in this clause (3), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the exchange notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced or are not more restrictive than those set forth in the Indenture; and

  (4)
  any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which an Asset Sale permitted under "—Limitation on Sale of Assets" is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery. (Section 1018)

        Limitation on Unrestricted Subsidiaries.    We will not make, and will not permit any of our Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "—Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (1) will be treated as the payment of a Restricted Payment in calculating the amount of Restricted Payments made by Sinclair and (2) may be made in cash or property. (Section 1019)

        Provision of Financial Statements.    The Indenture provides that, whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, we will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if we were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which we would have been required so to file such documents if we were so subject.

        We will also in any event (x) within 15 days of each Required Filing Date (1) transmit by mail to all holders, as their names and addresses appear in the Note register, without cost to such holders and (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if we were subject to such Sections and (y) if our filing such documents with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at our cost.

        Additional Covenants.    The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

Consolidation, Merger, Sale of Assets

        Sinclair shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Sinclair and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

  (1)
  either (a) Sinclair shall be the continuing corporation or (b) the Person (if other than Sinclair) formed by such consolidation or into which Sinclair is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Sinclair and its Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of Sinclair under the exchange notes and the Indenture and the registration rights agreement, and the Indenture and the registration rights agreement shall remain in full force and effect;

  (2)
  immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Sinclair (or the Surviving Entity if Sinclair is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of Sinclair immediately prior to such transaction;

  (4)
  immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), Sinclair (or the Surviving Entity if Sinclair is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "—Certain Covenants—Limitation on Indebtedness" (other than Permitted Indebtedness);

  (5)
  each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the exchange notes;

  (6)
  if any of the property or assets of Sinclair or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of "—Certain Covenants—Limitation on Liens" are complied with; and

  (7)
  Sinclair or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

        Each Guarantor will not, and Sinclair will not permit a Guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than Sinclair or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any entity (other than Sinclair or any other Guarantor) unless at the time and giving effect thereto:

          (1)  either (a) such Guarantor shall be the continuing corporation or (b) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the exchange notes and the Indenture and the registration rights agreement;

          (2)  immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (3)  such Guarantor shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate.

The provisions of this paragraph shall not apply to any transaction (including an Asset Sale made in accordance with "—Certain Covenants—Limitation on Sale of Assets") with respect to any Guarantor if the Guarantee of 46 such Guarantor is released in connection with such transaction in accordance with paragraph (c) of "—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness." (Section 801)

        In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which Sinclair or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Sinclair or such Guarantor, as the case may be, and Sinclair or such Guarantor, as the case may be, would be discharged from its obligations under the Indenture, the exchange notes or its Guarantee, as the case may be, and the registration rights agreement. (Section 802)

Events of Default

        An Event of Default will occur under the Indenture if:

  (1)
  there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

  (2)
  there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

  (3)
  (a) there shall be a default in the performance, or breach, of any covenant or agreement of Sinclair or any Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to Sinclair by the Trustee or (y) to Sinclair and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding exchange notes; (b) there shall be a default in the performance or breach of the provisions described in "—Consolidation, Merger, Sale of Assets"; (c) Sinclair shall have failed to make or consummate an Offer in accordance with the provisions of "—Certain Covenants—Limitation on Sale of Assets"; or (d) Sinclair shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "—Certain Covenants—Purchase of Exchange Notes Upon a Change of Control;"

  (4)
  one or more defaults shall have occurred under any agreements, indentures or instruments under which Sinclair, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

  (5)
  any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or Sinclair not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

  (6)
  one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against Sinclair, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

  (7)
  any holder or holders of at least $5,000,000 in aggregate principal amount of Indebtedness of Sinclair, any Guarantor or any Restricted Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of Sinclair, any Guarantor or any Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of Sinclair or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

  (8)
  there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Sinclair, any Guarantor or any Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging

    Sinclair, any Guarantor or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Sinclair, any Guarantor or any Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Sinclair, any Guarantor or any Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

  (9)
  (a)     Sinclair, any Guarantor or any Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

  (b)
  Sinclair, any Guarantor or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of Sinclair, any Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

  (c)
  Sinclair, any Guarantor or any Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

  (d)
  Sinclair, any Guarantor or any Restricted Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Sinclair, any Guarantor or such Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or

  (e)
  Sinclair, any Guarantor or any Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (9). (Section 501)

        If an Event of Default (other than as specified in clauses (8) and (9) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the exchange notes outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all the exchange notes to be due and payable immediately by a notice in writing to us (and to the Trustee if given by the holders of the exchange notes); provided that so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (a) five business days after receipt of such notice of acceleration from the holders or the Trustee by the agent under the Bank Credit Agreement or (b) acceleration of the Indebtedness under the Bank Credit Agreement. Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of exchange notes by appropriate judicial proceeding. If an Event of Default specified in clause (8) or (9) of the prior paragraph occurs and is continuing, then all the exchange notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the exchange notes, together with accrued and unpaid interest, if any, to the date the exchange notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. The Trustee or, if notice of acceleration is given by the holders of the exchange notes, the holders of the exchange notes shall give notice to the agent under the Bank Credit Agreement of such acceleration.

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of exchange notes outstanding, by written notice to us and the Trustee, may rescind and annul such declaration if (a) we have paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all exchange notes, (3) the principal of and premium, if any, on any exchange notes which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the exchange notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the exchange notes; and (b) all Events of Default, other than the non-payment of principal of the exchange notes which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

        The holders of not less than a majority in aggregate principal amount of the exchange notes outstanding may on behalf of the holders of all the exchange notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

        We are also required to notify the Trustee within five business days of the occurrence of any Default. (Section 501) We are required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred. (Section 1021) The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the exchange notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby. (Section 602)

        The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of Sinclair or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Defeasance or Covenant Defeasance of the Indenture

        Sinclair may, at its option, at any time, elect to have the obligations of Sinclair, each of the Guarantors and any other obligor upon the exchange notes discharged with respect to the outstanding exchange notes ("defeasance"). Such defeasance means that Sinclair, each of the Guarantors and any other obligor under the Indenture shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding exchange notes, except for

  (1)
  the rights of holders of outstanding exchange notes to receive payments in respect of the principal of, premium, if any, and interest on such exchange notes when such payments are due,

  (2)
  Sinclair's obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and

  (4)
  the defeasance provisions of the Indenture. In addition, Sinclair may, at its option and at any time, elect to have the obligations of Sinclair and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the exchange notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the exchange notes. (Sections 401, 402 and 403)

        In order to exercise either defeasance or covenant defeasance,

  (1)
  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the exchange notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest on the outstanding exchange notes on the Stated Maturity of such principal or installment of principal or interest (or on any date after March 15, 2007 (such date being referred to as the "Defeasance Redemption Date"), if when exercising either defeasance or covenant defeasance, we have delivered to the Trustee an irrevocable notice to redeem all of the outstanding exchange notes on the Defeasance Redemption Date);

  (2)
  in the case of defeasance, we shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

  (3)
  in the case of covenant defeasance, we shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (8) or (9) under the first paragraph under "—Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit;

  (5)
  such defeasance or covenant defeasance shall not cause the Trustee for the exchange notes to have a conflicting interest with respect to any securities of Sinclair or any Guarantor;

  (6)
  such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which we or any Guarantor is a party or by which it is bound;

  (7)
  we shall have delivered to the Trustee an opinion of independent counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness or Guarantor Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (8)
  we shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the exchange notes or any Guarantee over the other creditors of Sinclair or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of Sinclair, any Guarantor or others;

  (9)
  no event or condition shall exist that would prevent us from making payments of the principal of, premium, if any, and interest on the exchange notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

  (10)
  we shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)

Satisfaction and Discharge

        The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of exchange notes, as expressly provided for in the Indenture) as to all outstanding exchange notes when

  (a)
  either

  (1)
  all the exchange notes theretofore authenticated and delivered (except lost, stolen or destroyed exchange notes which have been replaced or paid) have been delivered to the Trustee for cancellation or

  (2)
  all exchange notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, or (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Sinclair and Sinclair or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the exchange notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Stated Maturity or redemption date;

  (b)
  Sinclair or any Guarantor has paid or caused to be paid all other sums payable under the Indenture relating to the exchange notes by Sinclair or any Guarantor; and

  (c)
  Sinclair has delivered to the Trustee an officers' certificate and an opinion of counsel stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture relating to the exchange notes have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture relating to the exchange notes or any other material agreement or instrument to which Sinclair or any Guarantor is a party or by which Sinclair or any Guarantor is bound. (Section 1301)

Modifications and Amendments

        Modifications and amendments of the Indenture relating to the exchange notes may be made by Sinclair, any Guarantor and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding exchange notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

  (1)
  change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any

    Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or in the case of redemption, on or after the redemption date) (other than provisions relating to the covenants set forth under "—Certain Covenants—Limitation on Sale of Assets);

  (2)
  amend, change or modify the obligation of Sinclair to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "—Certain Covenants—Purchase of Exchange Notes Upon a Change of Control," including amending, changing or modifying any definitions with respect thereto;

  (3)
  reduce the percentage in principal amount of outstanding exchange notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture or certain defaults or with respect to any Guarantee;

  (4)
  modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding exchange notes required for such actions or to provide that certain other provisions of the Indenture relating to the exchange notes cannot be modified or waived without the consent of the holder of each Note affected thereby;

  (5)
  except as otherwise permitted under "—Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by Sinclair or any Guarantor of any of its rights and obligations under the Indenture; or

  (6)
  amend or modify any of the provisions of the Indenture relating to the subordination of the exchange notes or any Guarantee in any manner adverse to the holders of the exchange notes or any Guarantee;

provided further, that no such modification or amendment may, without the consent of the holders of 66 2/3% of the outstanding exchange notes affected thereby, amend, change or modify the obligation of Sinclair to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "—Certain Covenants—Limitation on Sale of Assets" including amending, changing or modifying any definitions with respect thereto. (Section 902)

        Without the consent of any holders, Sinclair and the Guarantors, when authorized by a resolution of the board of directors, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures or agreements, or other instruments with respect to any Guarantee, in form and substance satisfactory to the Trustee, for any of the following purposes:

  (1)
  to evidence the succession of another Person to Sinclair, any Guarantor or any other obligor upon the exchange notes, and the assumption by any such successor of the covenants of Sinclair or such Guarantor or obligor under the Indenture and in the exchange notes and in any Guarantee, in each case in compliance with the provisions of the Indenture,

  (2)
  to add to the covenants of Sinclair, any Guarantor or any other obligor upon the exchange notes for the benefit of the holders, or to surrender any right or power conferred in the Indenture upon Sinclair, any Guarantor or any other obligor upon the exchange notes, as applicable, in the Indenture, in the exchange notes or in any Guarantee,

  (3)
  to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture or in any Guarantee, or to make any other provisions with respect to matters or questions arising under the Indenture, the exchange notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interests of the holders,

  (4)
  to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, as contemplated by the Indenture or otherwise,

  (5)
  to add a Guarantor pursuant to the requirements under "Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness",

  (6)
  to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture,

  (7)
  to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders as additional security for the payment and performance of the Indenture obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise, or

  (8)
  to provide for uncertificated exchange notes in place of or in addition to certificated exchange notes. The holders of a majority in aggregate principal amount of the exchange notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture relating to the exchange notes. (Section 1022)

Governing Law

        The Indenture, the exchange notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Payment and Paying Agent

        Payments in respect of the exchange notes shall be made to The Depository Trust Company ("DTC"), which shall credit the relevant accounts at DTC on the applicable payment dates or, if the exchange notes are not held by DTC, such payments shall be made at the office or agency of the Paying Agent maintained for such purpose, or at our option, by check mailed to the address of the holder entitled thereto as such address shall appear on the Notes Register. The Paying Agent shall initially be Wachovia Bank, National Association (formerly First Union National Bank). The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to us. In the event that Wachovia Bank, National Association chooses no longer to be the Paying Agent, we shall appoint a successor (which shall be a bank or trust company) acceptable to us to act as Paying Agent.

Registrar and Transfer Agent

        Wachovia Bank, National Association (formerly First Union National Bank) will act as registrar and transfer agent for the exchange notes (the "Notes Registrar").

        As described under "—Book-Entry Securities; The Depository Trust Company; Delivery and Form," so long as the exchange notes are in book-entry form, registration of transfers and exchanges of exchange notes will be made through Direct Participants and Indirect Participants in DTC. If physical certificates representing the exchange notes are issued, registration of transfers and exchanges of exchange notes will be effected without charge by or on behalf of Sinclair, but, in the case of a transfer, upon payment (with the giving of such indemnity as Sinclair may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

        Sinclair will not be required to register or cause to be registered any transfer of exchange notes during a period beginning 15 days prior to the mailing of notice of redemption of exchange notes and ending on the day of such mailing.

Book Entry Securities; The Depository Trust Company; Delivery and Form

        Exchange notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. Exchange notes will not be issued in bearer form.

Exchange of Book-Entry Notes for Certificated Notes

        A beneficial interest in a global mote may not be exchanged for a note in certificated form unless

  (1)
  DTC (a) notifies us that it is unwilling or unable to continue as Depositary for the global note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor Depositary within 90 days,

  (2)
  we, at our option, notify the Trustee in writing that we elect to cause the issuance of the exchange notes in certificated form or

  (3)
  there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the exchange notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated note issued in exchange for an interest in a global note will bear the legend restricting transfers that is borne by such global note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant global note.

Certain Book-Entry Procedures for Global Notes

        The descriptions of the operations and procedures of DTC, Euroclear and Clearstream that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York,

  •
  a "banking organization" within the meaning of the New York Banking Law,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        DTC has advised us that its current practice, upon the issuance of each global note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global note to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interest in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interest of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

        As long as DTC, or its nominee, is the registered Holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the exchange notes represented by such global note for all purposes under the indenture and the exchange notes. Except in the limited circumstances described above under "—Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, and will not receive or be entitled to receive physical delivery of exchange notes in definitive form and will not be considered the owners or holders of the global note (or any exchange notes represented thereby) under the indenture or the exchange notes. All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. Payments of the principal, of, premium, if any, and interest on global notes will be made to DTC or its nominee as the registered owner thereof. Neither Sinclair, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a global note representing any exchange notes held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such exchange notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. None of Sinclair or the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the exchange notes, and Sinclair and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the exchange notes for all purposes.

        Except for trades involving only Euroclear and Clearstream participants, interests in the global notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be affected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer and exchange restrictions applicable to the exchange notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interest in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures or same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose accounts with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global notes for exchange notes in certificated form, and to distribute such exchange notes to its participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfer of beneficial ownership interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Sinclair, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of, beneficial ownership interests in global notes.

DESCRIPTION OF THE ORIGINAL NOTES

        The terms of the original notes are identical in all material respects to those of the exchange notes, except that (1) the original notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the exchange notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. Certain relevant terms of the registration rights agreement are described more fully below.

        In the event that (1) due to a change in applicable law or current interpretations by the Commission, Sinclair and the guarantors are not permitted to effect the exchange offer for all of the notes, (2) the exchange offer is not for any other reason consummated by August 11, 2002, (3) any holder of the notes shall, within 30 days after consummation of the exchange offer, notify Sinclair and the guarantors that the holder (x) is prohibited by applicable law or SEC policy from participating in the exchange offer, (y) may not resell exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by that holder or (z) is a broker-dealer and holds notes acquired directly from Sinclair and the guarantors or an "affiliate" of Sinclair or any guarantor, or (4) at the request of either of the initial purchasers, then in addition to or in lieu of conducting the exchange offer, we will be required to file a registration statement (a "shelf registration statement") covering resales (a) by the holders of the notes in the event we are not permitted to effect the exchange offer pursuant to the foregoing clause (1) or the exchange offer is not consummated by August 11 pursuant to the foregoing clause (1) or (2) or (b) by the holders of notes with respect to which we receive notice pursuant to the foregoing clauses (3) or (4), and will use our best efforts to cause any such shelf registration statement to become effective and to keep such shelf registration statement continuously effective for two years from the effective date thereof or such shorter period that will terminate when all of the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We shall, if we file a shelf registration statement, provide to each holder of the notes copies of the related prospectus and notify each such holder when the shelf registration statement has become effective. A holder that sells notes pursuant to a shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

        Under the registration rights agreement, we have agreed to use our best efforts to: (1) file the exchange offer registration statement or a shelf registration statement with the Commission as soon as practicable after the date of the indenture or notice from holders in the event of clauses (3) or (4) of the prior paragraph, (2) have such exchange offer registration statement or shelf registration statement declared effective by the Commission as soon as practicable after the filing thereof, and (3) commence the exchange offer and issue the exchange notes in exchange for all notes validly tendered in accordance with the terms of the exchange offer prior to the close of the exchange offer, or, in addition or in the alternative, cause such shelf registration statement to remain continuously effective for two years from the effective date thereof or such shorter period that will terminate when all of the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Although we intend to file an exchange offer registration statement and, if applicable, a shelf registration statement as described above, there can be no assurance that any such registration statement will be filed or, if filed, that it will become effective with respect to each of the notes. Each holder of the notes, by virtue of becoming a holder, will be bound by the provisions of the registration rights agreement that may require the holder to furnish notice or other information to us as a condition to certain of our obligations to file a shelf registration statement by a particular date or to maintain its effectiveness for the prescribed two-year period.

        If we fail to comply with the above provisions, we and the guarantors hereby jointly and severally agree to pay liquidated damages to each holder of notes or exchange notes that are subject to transfer restrictions as follows:

  (1)
  if an exchange offer registration statement (or, in the event of a change in applicable law or due to current interpretations by the Commission, we are not permitted to effect the exchange offer, a shelf registration statement) is not filed by May 13, 2002, additional interest will become payable on the original notes at the rate of .50% per annum for the first 90 days starting on May 14, 2002 and increasing by an additional .25% per annum at the beginning of each subsequent 90-day period;

  (2)
  if an exchange offer registration statement or shelf registration statement is not declared effective by July 12, 2002, additional interest will become payable on the original notes at the rate of .50% per annum for the first 90 days starting July 13, 2002 and increasing by .25% per annum at the beginning of each subsequent 90-day period; and

  (3)
  if we have not exchanged exchange notes for all original notes validly tendered prior to August 11, 2002 or, if applicable, a shelf registration statement has been declared effective and such shelf registration statement ceases to be effective prior to two years from its original effective date or such shorter period that will terminate when all of the exchange notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement, additional interest will become payable on the original notes at the rate of .50% per annum for the first 90 days starting August 12, 2002 and increasing by .25% per annum at the beginning of each subsequent 90-day period.

        The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the initial purchasers upon request.

CERTAIN DEFINITIONS

        "Acquired Indebtedness" means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Affiliate" means, with respect to any specified Person, (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (2) any other Person that owns, directly or indirectly, 5% or more of such Person's Equity Interests or any officer or director of any such Person or other Person or, with respect to any natural Person, any person having a relationship with such Person or other Person by blood, marriage or adoption not more remote than first cousin or (3) any other Person 10% or more of the voting Equity Interests of which are beneficially owned or held directly or indirectly by such specified person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of

  (1)
  any Equity Interest of any Restricted Subsidiary;

  (2)
  all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or

  (3)
  any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business.

        For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (A) that is governed by the provisions described under "—Consolidation, Merger, Sale of Assets," (B) that is by the Company to any Wholly Owned Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary in accordance with the terms of the Indenture or (C) that aggregates not more than $10,000,000 in gross proceeds.

        "Asset Swap" means an Asset Sale by the Company or any Restricted Subsidiary in exchange for properties or assets that will be used in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture or reasonably related thereto.

        "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

        "Bank Credit Agreement" means Credit Agreement, dated as of May 28, 1998, between Sinclair, the subsidiaries of Sinclair identified on the signature pages thereof under the caption "SUBSIDIARY GUARANTORS," the lenders named therein and The Chase Manhattan Bank, as agent, as amended by Amendment No. 1 dated as of December 21, 1999 and Amendment No. 2 dated as of July 21, 2000, and as amended and restated pursuant to an Amendment and Restatement dated as of May 9, 2001, as amended by Amendment No. 1 dated as of October 30, 2001, and as such agreement may be further amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). For all purposes under the Indenture, "Bank Credit Agreement" shall include any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or any other modifications that increase the principal amount of the Indebtedness or the commitments to lend thereunder and have been made in compliance with "—Certain Covenants—Limitation on Indebtedness;" provided that, for purposes of the definition of "Permitted Indebtedness" set forth in "—Certain Covenants—Limitation on Indebtedness," no such increase may result in the principal amount of Indebtedness of the Company under the Bank Credit Agreement exceeding the amount permitted by clause (i) of the definition of "Permitted Indebtedness."

        "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

        "Capital Lease Obligation" means any obligation of the Company and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Company" means Sinclair Broadcast Group, Inc., a corporation incorporated under the laws of the State of Maryland, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

        "Consolidated Interest Expense" means, without duplication, for any period, the sum of

  (a)
  the interest expense of the Company and its Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

  (1)
  amortization of debt discount,

  (2)
  the net cost under interest rate contracts (including amortization of discounts),

  (3)
  the interest portion of any deferred payment obligation and

  (4)
  accrued interest, plus

  (b)
  the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company during such period, and all capitalized interest of the Company and its Consolidated Restricted Subsidiaries,

in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" means, for any period, the Consolidated net income (or loss) of the Company and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

  (1)
  all extraordinary gains but not losses (less all fees and expenses relating thereto),

  (2)
  the portion of net income (or loss) of the Company and its Consolidated Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to the Company or its Consolidated Restricted Subsidiaries by such other Person during such period,

  (3)
  net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

  (4)
  any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

  (5)
  net gains but not losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or

  (6)
  the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders.

        "Consolidated Net Worth" means the Consolidated equity of the holders of Equity Interests (excluding Disqualified Equity Interests) of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP consistently applied.

        "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) if and to the extent the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied. The term "Consolidated" shall have a similar meaning.

        "Cumulative Consolidated Interest Expense" means, as of any date of determination, Consolidated Interest Expense from September 30, 1993 to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period. "Cumulative Operating Cash Flow" means, as of any date of determination, Operating Cash Flow from September 30, 1993 to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

        "Debt to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of

  (a)
  the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date on a Consolidated basis plus the aggregate liquidation preference or redemption amount of all Disqualified Equity Interests of the Company (excluding any such Disqualified Equity Interests held by the Company or a Wholly Owned Restricted Subsidiary of the Company) to

  (b)
  Operating Cash Flow of the Company and its Restricted Subsidiaries on a Consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date, determined on a pro forma basis (and after giving pro forma effect to

  (1)
  the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period;

  (2)
  the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such four-quarter period);

  (3)
  in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such four-quarter period; and

  (4)
  any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period).

        "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

        "Disqualified Equity Interests" means any Equity Interests that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are, or upon the happening of an event or passage of time would be required to be, redeemed prior to any Stated Maturity of the principal of the exchange notes or are redeemable at the option of the holder thereof at any time prior to any such Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the exchange notes would have similar rights), or are convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

        "Equity Interest" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Equity Interests.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Film Contract" means contracts with suppliers that convey the right to broadcast specified films, videotape motion pictures, syndicated television programs or sports or other programming.

        "Founders' Notes" means the term notes, dated September 30, 1990, made by the Company to Julian S. Smith and to Carolyn C. Smith pursuant to a stock redemption agreement, dated June 19, 1990, among the Company, certain of its Subsidiaries, Julian S. Smith, Carolyn C. Smith, David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

        "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

        "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

  (1)
  to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

  (2)
  to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

  (3)
  to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

  (4)
  to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or

  (5)
  otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

        "Guarantor" means each of the Subsidiaries listed as guarantors in the Indenture or any other guarantor of the Indenture Obligations. The Guarantors include Chesapeake Television, Inc., a Maryland corporation, KSMO, Inc., a Maryland corporation, WCGV, Inc., a Maryland corporation, Sinclair Acquisition IV, Inc., a Maryland corporation, WLFL, Inc., a Maryland corporation, Sinclair Media I, Inc., a Maryland corporation, WSMH, Inc., a Maryland corporation, Sinclair Media II, Inc., a Maryland corporation, WSTR Licensee, Inc., a Maryland corporation, WGME, Inc., a Maryland corporation, Sinclair Media III, Inc., a Maryland corporation, WTTE, Channel 28 Licensee, Inc., a Maryland corporation, WTTO, Inc., a Maryland corporation, WTVZ, Inc., a Maryland corporation, WYZZ, Inc., a Maryland corporation, KOCB, Inc., an Oklahoma corporation, FSF-TV, Inc., a North Carolina corporation, KSMO Licensee, Inc., a Delaware corporation, WDKY, Inc., a Delaware corporation, WYZZ Licensee, Inc., a Delaware corporation, KLGT, Inc., a Minnesota corporation, Sinclair Television Company II, Inc. (formerly Sinclair Acquisition II, Inc.), a Delaware corporation, Sinclair Communications, Inc., a Maryland corporation, WSYX Licensee, Inc., a Maryland corporation, WGGB, Inc., a Maryland corporation, WTWC, Inc., a Maryland corporation, Sinclair Communications II, Inc., a Delaware corporation, Sinclair Holdings I, Inc., a Virginia corporation, Sinclair Holdings II, Inc., a Virginia corporation, Sinclair Holdings III, Inc., a Virginia corporation, Sinclair Television Company, Inc., a Delaware corporation, Sinclair Television of Buffalo, Inc., a Delaware corporation, Sinclair Television of Charleston, Inc., a Delaware corporation, Sinclair Television of Nashville, Inc., a Tennessee corporation, Sinclair Television of Nevada, Inc., a Nevada corporation, Sinclair Television of Oklahoma, Inc., a Delaware corporation, Sinclair Television of Tennessee, Inc., a Delaware corporation, Sinclair Television License Holder, Inc., a Nevada corporation, Sinclair Television of Dayton, Inc., a Delaware corporation, Sinclair Acquisition VII, Inc., a Maryland corporation, Sinclair Acquisition VIII, Inc., a Maryland corporation, Sinclair Acquisition IX, Inc., a Maryland corporation, Sinclair Acquisition X, Inc., a Maryland corporation, Sinclair Acquisition XI, Inc., a Maryland corporation, Sinclair Acquisition XII, Inc., a Delaware corporation, Montecito Broadcasting Corporation, a Delaware corporation, Channel 33, Inc., a Nevada corporation, WNYO, Inc., a Delaware corporation, New York Television, Inc., a Maryland corporation, Sinclair Properties, LLC, a Virginia limited liability company, Sinclair Properties II, LLC, a Virginia limited liability company, KBSI Licensee L.P., a Virginia limited partnership, KETK Licensee L.P., a Virginia limited partnership, WMMP Licensee L.P., a Virginia limited partnership, WSYT Licensee L.P., a Virginia limited partnership, WEMT Licensee L.P., a Virginia limited partnership, WKEF Licensee L.P., a Virginia limited partnership, WGME Licensee, LLC, a Maryland limited liability company, WICD Licensee, LLC, a Maryland limited liability company, WICS Licensee, LLC, a Maryland limited liability company, KGAN Licensee, LLC, a Maryland limited liability company, WSMH Licensee, LLC, a Maryland limited liability company, WPGH Licensee, LLC, a Maryland limited liability company, KDNL Licensee, LLC, a Maryland limited liability company, WCWB Licensee, LLC, a Maryland limited liability company, WTVZ Licensee, LLC, a Maryland limited liability company, Chesapeake Television Licensee, LLC, a Maryland limited liability company, KABB Licensee, LLC, a Maryland limited liability company, SCI-Sacramento Licensee, LLC, a Maryland limited liability company, WLOS Licensee, LLC, a Maryland limited liability company, KLGT Licensee, LLC, a Maryland limited liability company, WCGV Licensee, LLC, a Maryland limited liability company, SCI-Indiana Licensee, LLC, a Maryland limited liability company, KUPN Licensee, LLC, a Maryland limited liability company, WEAR Licensee, LLC, a Maryland limited liability company, WLFL Licensee, LLC, a Maryland limited liability company, WTTO Licensee, LLC, a Maryland limited liability company, WTWC Licensee, LLC, a Maryland limited liability company, WGGB Licensee, LLC, a Maryland limited liability company, KOCB Licensee, LLC, a Maryland limited liability company, WDKY Licensee, LLC, a Maryland limited liability company, KOKH Licensee, LLC, a Maryland limited liability company, WUPN Licensee, LLC, a Maryland limited liability company, WUXP Licensee, LLC, a Maryland limited liability company, WCHS Licensee, LLC, a Maryland limited liability company, Sinclair Finance, LLC, a Minnesota limited liability company, Birmingham (WABM-TV) Licensee, Inc., a Maryland corporation, Raleigh (WRDC-TV) Licensee, Inc., a Maryland corporation, San Antonio (KRRT-TV) Licensee, Inc., a Maryland corporation, WVTV Licensee, Inc., a Maryland corporation, WUHF Licensee, LLC, a Nevada limited liability company, WMSN Licensee, LLC, a Nevada limited liability company, WRLH Licensee, LLC, a Nevada limited liability company, WUTV Licensee, LLC, a Nevada limited liability company, WXLV Licensee, LLC, a Nevada limited liability company, and WZTV Licensee, LLC, a Nevada limited liability company.

        "Indebtedness" means, with respect to any Person, without duplication,

  (1)
  all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Equity Interests of such Person, or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding,

  (2)
  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

  (3)
  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

  (4)
  all obligations under Interest Rate Agreements of such Person,

  (5)
  all Capital Lease Obligations of such Person,

  (6)
  all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

  (7)
  all Guaranteed Debt of such Person,

  (8)
  all Disqualified Equity Interests valued at the greater of their voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

  (9)
  any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (8) above;

        provided, however, that the term Indebtedness shall not include (1) any obligations of the Company and its Restricted Subsidiaries with respect to Film Contracts entered into in the ordinary course of business or (2) the $200 million aggregate liquidation value of the 11 5/8% High Yield Trust Offered Preferred Securities of Sinclair Capital (the "HYTOPS") and any other similar instruments issued to replace or refinance the HYTOPS. The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum determinable liability of any Guaranteed Debt referred to in clause (7) above at such date. The Indebtedness of the Company and its Restricted Subsidiaries shall not include any Indebtedness of Unrestricted Subsidiaries so long as such Indebtedness is non-recourse to the Company and the Restricted Subsidiaries. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity Interests, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests.

        "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the exchange notes, including any Guarantor, to pay principal, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

        "Independent Director" means a director of the Company other than a director (1) who (apart from being a director of the Company or any Subsidiary) is an employee, insider, associate or Affiliate of the Company or a Subsidiary or has held any such position during the previous five years or (2) who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

        "Interest Rate Agreements" means one or more of the following agreements which shall be entered into from time to time by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and any obligations in respect of any Hedging Agreements (as defined in the Bank Credit Agreement).

        "Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Equity Interests, bonds, notes, debentures or other securities or assets issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

        "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind (including any conditional sale or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

        "Local Marketing Agreement" means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person

  (1)
  obtains the right to sell at least a majority of the advertising inventory of a television station on behalf of a third party,

  (2)
  purchases at least a majority of the air time of a television station to exhibit programming and sell advertising time,

  (3)
  manages the selling operations of a television station with respect to at least a majority of the advertising inventory of such station,

  (4)
  manages the acquisition of programming for a television station,

  (5)
  acts as a program consultant for a television station, or

  (6)
  manages the operation of a television station generally.

        "Maturity," when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as provided in the Note or as provided in the Indenture, whether at Stated Maturity, the offer date, or the redemption date and whether by declaration of acceleration, Offer in respect of excess proceeds, Change of Control, call for redemption or otherwise.

        "Net Cash Proceeds" means

  (a)
  with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

  (1)
  brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

    (2)
    provisions for all taxes payable as a result of such Asset Sale,

    (3)
    payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

    (4)
    amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

    (5)
    appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and

  (b)
  with respect to any issuance or sale of Equity Interests, or debt securities or Equity Interests that have been converted into or exchanged for Equity Interests, as referred to under "—Certain Covenants—Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Operating Cash Flow" means, for any period, the Consolidated Net Income (Loss) of the Company and its Restricted Subsidiaries for such period, plus (a) extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income (Loss), plus (b) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income (Loss), and any provision for taxes utilized in computing the net losses under clause (a) hereof, plus (c) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (d) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (Loss)(including amortization of goodwill and other intangibles, including Film Contracts and write-downs of Film Contracts), minus (e) any cash payments contractually required to be made with respect to Film Contracts (to the extent not previously included in computing such Consolidated Net Income (Loss)).

        "Pari Passu Indebtedness" means any Indebtedness of the Company or any Guarantor that is pari passu in right of payment to the Notes or any Guarantees, as the case may be.

        "Permitted Investment" means

  (1)
  Investments in any Wholly Owned Restricted Subsidiary;

  (2)
  Indebtedness of the Company or a Restricted Subsidiary described under clauses (6) and (7) of the definition of "Permitted Indebtedness" set forth in "—Certain Covenants—Limitation on Indebtedness";

  (3)
  Temporary Cash Investments;

  (4)
  Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "—Certain Covenants—Limitation on Sale of Assets," to the extent such Investments are non-cash proceeds as permitted under such covenant;

  (5)
  guarantees of Indebtedness otherwise permitted by the Indenture;

  (6)
  Investments in existence on the date of this Indenture;

  (7)
  loans up to an aggregate of $1,000,000 outstanding at any time to employees pursuant to benefits available to the employees of the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

  (8)
  any Investments in the Securities;

  (9)
  a Guarantee by any Guarantor and any other guarantee given by a Guarantor of any Indebtedness of the Company in accordance with this Indenture;

  (10)
  Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (I) such Person becomes a Restricted Subsidiary or (II) such Person is merged, consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; and

  (11)
  other Investments that do not exceed $5,000,000 at any time outstanding.

        "Permitted Subsidiary Indebtedness" means: (1) Indebtedness of any Guarantor under Capital Lease Obligations incurred in the ordinary course of business; and (2) Indebtedness of any Guarantor (a) issued to finance or refinance the purchase or construction of any assets of such Guarantor or (b) secured by a Lien on any assets of such Guarantor where the lender's sole recourse is to the assets so encumbered, in either case (x) to the extent the purchase or construction prices for such assets are or should be included in "property and equipment" in accordance with GAAP and (y) if the purchase or construction of such assets is not part of any acquisition of a Person or business unit.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

        "Preferred Equity Interest," as applied to the Equity Interests of any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class of such Person.

        "Public Equity Offering" means, with respect to any Person, an underwritten public offering by such Person of some or all of its Equity Interests (other than Disqualified Equity Interests), the net proceeds of which (after deducting any underwriting discounts and commissions) exceed $10,000,000.

        "Qualified Equity Interests" of any Person means any and all Equity Interests of such Person other than Disqualified Equity Interests.

        "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

        "Stated Maturity," when used with respect to any Indebtedness or any installment of interest thereon, means the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

        "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor subordinated in right of payment to the Notes or any Guarantee, as the case may be.

        "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

        "Temporary Cash Investments" means

  (1)
  any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America,

  (2)
  any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Rating Group ("S&P") or any successor rating agency,

  (3)
  commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and

  (4)
  any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

        "Unrestricted Subsidiary" means (1) any Subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness and (b) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "Certain Covenants—Limitation on Unrestricted Subsidiaries" covenant. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under the "Certain Covenants—Limitation on Indebtedness" covenant.

        "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (1) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

        "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Equity Interest of which is owned by the Company or another Wholly Owned Restricted Subsidiary. The Wholly Owned Restricted Subsidiaries of the Company currently consist of all the Company's Restricted Subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences (a) expected to result to holders whose original notes are exchanged for exchange notes in this exchange offer and (b) relevant to the acquisition, ownership and disposition of the exchange notes by persons who hold the notes as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (generally, property held for investment). This summary does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the U.S. tax treatment of your investment in the notes. For example, special rules not discussed herein may apply to you if you are:

  •
  a broker-dealer or a dealer in securities or currencies;

  •
  an S corporation;

  •
  a bank, thrift or other financial institution;

  •
  a regulated investment company or a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  holding the notes as a part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

  •
  holding the notes through a partnership or similar pass-through entity;

  •
  a person with a "functional currency" other than the U.S. dollar; or

  •
  a U.S. expatriate.

        The summary is based on the following materials, all as in effect on the date hereof:

  •
  the Internal Revenue Code;

  •
  the Treasury Regulations promulgated under the Internal Revenue Code, including temporary and proposed Treasury Regulations;

  •
  court decisions; and

  •
  administrative interpretations and practices of the Internal Revenue Service.

        Legislation, judicial decisions, or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any ruling from the Internal Revenue Service concerning the tax consequences of the exchange of the original notes for the exchange notes or the purchase, ownership or disposition of the exchange notes. The statements set forth below are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

        We urge you to consult your own tax advisor concerning the tax consequences to you of the exchange of the original notes for the exchange notes and of holding and disposing of the exchange notes, including the U.S. federal, state, local, foreign and other tax consequences and potential changes in the tax laws.

Tax Consequences of the Exchange of Original Notes for Exchange Notes

        The exchange of the original notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Accordingly, the exchange of original notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Each exchange note will have the same tax attributes as the original note exchanged therefor, including the same issue price, adjusted issue price, adjusted tax basis and holding period. References below to "notes" apply equally to the exchange notes and the original notes.

Consequences to U.S. Holders

        If you are a "U.S. Holder", as defined below, this section applies to you and summarizes certain U.S. federal income tax consequences of the ownership and disposition of the notes. Otherwise, the next section, "Non- U.S. Holders", applies to you. You are a "U.S. Holder" if you hold notes and you are:

  •
  a citizen or resident of the U.S.;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the law of the U.S., any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if either (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person on that date and has elected to be treated as a U.S. person at all times thereafter.

        If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership that holds notes should consult their own tax advisors concerning the particular tax consequences to them.

  Payments of Interest

        A U.S. Holder must generally include the interest on the notes in ordinary income:

  •
  when it accrues, if the U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes; or

  •
  when the U.S. Holder receives it, if the U.S. Holder uses the cash method of accounting for U.S. federal income tax purposes.

  Market Discount

        If a U.S. Holder acquires, after the original issue of the original notes, a note at a cost that is less than the note's stated redemption price at maturity, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

        Under the market discount rules of the Internal Revenue Code, you are required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, principal payments and payments received upon the sale or exchange of a note are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If you dispose of a note with market discount in certain otherwise nontaxable transactions, you may be required to include accrued market discount as ordinary income as if you had sold the note at its then fair market value.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

        With respect to notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a U.S. Holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the Internal Revenue Service. A U.S. Holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

  Amortizable Bond Premium

        If a U.S. Holder purchases a note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. Generally, a U.S. Holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during each taxable year, using the constant yield to maturity method. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent that a U.S. Holder's prior interest inclusions exceed bond premium deductions on the note. If any of the excess bond premium is not deductible, that amount is carried forward to the next taxable year. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service.

  Sale or Other Taxable Disposition of the Notes

        A U.S. Holder must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of the gain or loss equals the difference between the amount received for the note (in cash or other property, valued at fair market value), minus the amount, if any, attributable to accrued but unpaid interest on the note, minus the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's tax basis in a note will initially equal the price paid for the note and will subsequently be increased by market discount that is included in income in respect of the note and reduced by any amortizable bond premium in respect of the note which has been taken into account.

        A U.S. Holder's gain or loss will generally be capital gain or loss except as described under "Market Discount" above. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year. Otherwise, it will be short-term capital gain or loss. Payments attributable to accrued but unpaid interest which have not yet been included in income will be taxed as ordinary interest income. The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        Information reporting and backup withholding may apply to payments of principal and interest on a note or the proceeds from the sale or other disposition of a note with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding unless the U.S. Holder provides to the payor a correct taxpayer identification number and certain other information, certified under penalties of perjury, or otherwise establishes an exemption. Any amount withheld under the backup withholding rules may be credited against the U.S. Holder's federal income tax liability and any excess may be refundable if the proper information is provided to the Internal Revenue Service.

Consequences to Non-U.S. Holders

        As used herein, a "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is not a U.S. Holder.

  Payments of Interest

        If you are a Non-U.S. Holder, interest paid to you will not be subject to U.S. federal income taxes or withholding taxes if the interest is not effectively connected with your conduct of a trade or business within the U.S. and you:

  •
  do not actually or constructively own a 10% or greater interest in our capital or profits;

  •
  are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of section 864(d)(4) of the Internal Revenue Code;

  •
  are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  you provide appropriate certification.

        You can generally meet the certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates, and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners, or beneficiaries may have to be provided to us or our paying agent.

        If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your U.S. trade or business, however, would not be subject to a 30% withholding tax if you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. Holders. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your U.S. trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax.

  Sale or Other Taxable Disposition of Notes

        If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless:

  •
  your investment in the note is effectively connected with your conduct of a U.S. trade or business; or

  •
  you are a nonresident alien individual and are present in the U.S. for 183 or more days in the taxable year within which such sale or other taxable disposition takes place and certain other requirements are met.

        If you have a U.S. trade or business and the investment in the notes is effectively connected with that trade or business, the payment of the sale proceeds with respect to the notes would be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. Holders. In addition, a foreign corporation may be subject to a 30% (or lower applicable treaty rate) branch profits tax if its investment in the note is effectively connected with the foreign corporation's U.S. trade or business.

  U.S. Federal Estate Tax

        The U.S. federal estate tax will not apply to the notes owned by you at the time of your death, provided that (a) you do not own actually or constructively (within the meaning of the Internal Revenue Code and the Treasury Regulations) 10% or more of the total combined voting power of all classes of our voting stock and (b) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

  Backup Withholding and Information Reporting

        No backup withholding or information reporting will generally be required with respect to interest paid to a Non-U.S. Holder of notes if the beneficial owner of the note provides the certification described above in "Non-U.S. Holders—Payments of Interest" or is an exempt recipient and, in each case, the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. Holder.

        Information reporting requirements and backup withholding generally will not apply to any payments of the proceeds of the sale of a note effected outside the U.S. by a foreign office of a foreign broker (as defined in applicable Treasury Regulations). However, unless the foreign office of a broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any payment of the proceeds of the sale of a note effected outside the U.S. by such a broker if it:

  •
  is a U.S. person, as defined in the Internal Revenue Code;

  •
  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

        Payments of the proceeds of any sale of a note effected by the U.S. office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the certification described above in "Non-U.S. Holders—Payments of Interest" or otherwise establishes an exemption.

        If you are a Non-U.S. Holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom and the procedures for obtaining the exemption, if available. Any amounts withheld from payment to you under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers during the period referred to below in connection with resales of exchange notes received in exchange for original notes if such original notes were acquired by such broker-dealers for their own accounts as a result of marketing-making activities or other trading activities. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of such exchange notes for a period ending 180 days after the expiration date of the applicable exchange offer, or, if earlier, when all such exchange notes of the series subject to such exchange offer have been disposed of by such broker-dealers.

        We will not receive any proceeds from the issuance of exchange notes in the exchange offer or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in connection with the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes being offered hereby and certain other legal matters regarding the exchange notes will be passed upon for Sinclair by Wilmer, Cutler & Pickering, Baltimore, Maryland, special counsel to Sinclair.

EXPERTS

        The consolidated financial statements and schedules of Sinclair as of December 31, 2001 and 2000 and for each of the years ended December 31, 2001, 2000 and 1999 incorporated by reference in this document, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements and schedules have been incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

        The consolidated financial statements of Acrodyne Communications, Inc. and its subsidiary (Acrodyne) incorporated by reference in this registration statement, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding Acrodyne's ability to continue as a going concern as discussed in Note 1 to Acrodyne's financial statements.

        On November 16, 2001, Acrodyne's Board of Directors decided to retain Grant Thornton LLP as its independent public accountants and dismissed Arthur Andersen LLP (Andersen). During the years ended December 31, 1999 and 2000 and the interim period through November 16, 2001, there were no disagreements with Andersen on any matter of auditing scope or procedure, accounting principles or practices, or financial statement disclosures, which disagreements, if not resolved to the satisfaction of Andersen, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements. As of November 16, 2001, Acrodyne had not filed its 2001 interim period financial statements on Forms 10-Q. Accordingly, Andersen did not perform a review of these financial statements in accordance with the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 71 for such periods. Also, as disclosed in Acrodyne's Forms 10-Q for 1999 and 2000, Acrodyne concluded that its internal controls for the preparation of interim financial information did not provide an adequate basis for its independent public accountants to complete reviews of the quarterly data in accordance with standards established by the AICPA. Andersen's audit report on Acrodyne's financial statements for the year ended December 31, 1999 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Andersen's report on Acrodyne's financial statements for the year ended December 31, 2000 contained an explanatory paragraph regarding Acrodyne's ability to continue as a going concern.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Articles of Amendment and Restatement and By-Laws of Sinclair state that Sinclair shall indemnify, and advance expenses to, its directors and officers whether serving Sinclair or at the request of another entity to the fullest extent permitted by and in accordance with Section 2-418 of the Maryland General Corporation Law. Section 2-418 contains certain provisions which establish that a Maryland corporation may indemnify any director or officer made party to any proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with such proceeding unless it is established that the director's or officer's act or omission was material to the matter giving rise to the proceeding and the director or officer (i) acted in bad faith or with active and deliberate dishonesty; (ii) actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

        Section 12 of Article II of the Amended By-Laws of Sinclair provides as follows:

        A director shall perform his duties as a director, including his duties as a member of any Committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of Sinclair, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

  (a)
  one or more officers or employees of Sinclair whom the director reasonably believes to be reliable and competent in the matters presented;

  (b)
  counsel, certified public accountants, or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence; or

  (c)
  a Committee of the Board upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the By-Laws, as to matters within its designated authority, which Committee the director reasonably believes to merit confidence.

        A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A person who performs his duties in compliance with this Section shall have no liability by reason of being or having been a director of Sinclair.

        Sinclair has also entered into indemnification agreements with certain officers and directors which provide that Sinclair shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the disposition of any claim or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The exhibit index is incorporated by reference in this registration statement.

ITEM 22. UNDERTAKINGS.

        Each of the undersigned registrants hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by Section 10(a)(3) of the Securities Act as amended (the "Securities Act");

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the notes being registered which remain unsold at the termination of the offering.

        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland on May 7, 2002.

SINCLAIR BROADCAST GROUP, INC.
By: *
David D. Smith Chief Executive Officer and President
GUARANTORS
CHESAPEAKE TELEVISION, INC.
KSMO, INC.
WCGV, INC.
SINCLAIR ACQUISITION IV, INC.
WLFL, INC.
SINCLAIR MEDIA I, INC.
WSMH, INC.
SINCLAIR MEDIA II, INC.
WSTR LICENSEE, INC.
WGME, INC.
SINCLAIR MEDIA III, INC.
WTTE, CHANNEL 28 LICENSEE, INC.
WTTO, INC.
WTVZ, INC.
WYZZ, INC.
KOCB, INC.
FSF-TV, INC.
KSMO LICENSEE, INC.
WDKY, INC.
WYZZ LICENSEE, INC.
KLGT, INC.
SINCLAIR TELEVISION COMPANY II, INC.
SINCLAIR COMMUNICATIONS, INC.
WSYX LICENSEE, INC.
WGGB, INC.
WTWC, INC.
SINCLAIR COMMUNICATIONS II, INC.
SINCLAIR HOLDINGS I, INC.
SINCLAIR HOLDINGS II, INC.
SINCLAIR HOLDINGS III, INC.
SINCLAIR TELEVISION COMPANY, INC.
SINCLAIR TELEVISION OF BUFFALO, INC.
SINCLAIR TELEVISION OF CHARLESTON, INC.
SINCLAIR TELEVISION OF NASHVILLE, INC.
SINCLAIR TELEVISION OF NEVADA, INC.
SINCLAIR TELEVISION OF OKLAHOMA, INC.
SINCLAIR TELEVISION OF TENNESSEE, INC.

SINCLAIR TELEVISION LICENSE HOLDER, INC.
SINCLAIR TELEVISION OF DAYTON, INC.
SINCLAIR ACQUISITION VII, INC.
SINCLAIR ACQUISITION VIII, INC.
SINCLAIR ACQUISITION IX, INC.
SINCLAIR ACQUISITION X, INC.
SINCLAIR ACQUISITION XI, INC.
SINCLAIR ACQUISITION XII, INC.
MONTECITO BROADCASTING CORPORATION
CHANNEL 33, INC.
WNYO, INC.
NEW YORK TELEVISION, INC.
BIRMINGHAM (WABM-TV) LICENSEE, INC.
RALEIGH (WRDC-TV) LICENSEE, INC.
SAN ANTONIO (KRRT-TV) LICENSEE, INC.
WVTV LICENSEE, INC.
By:	/s/ DAVID B. AMY
David B. Amy Secretary (as to all)
SINCLAIR PROPERTIES, LLC
SINCLAIR PROPERTIES II, LLC
By:	*
David D. Smith Manager (as to both)
By:	/s/ DAVID B. AMY
David B. Amy Manager (as to both)
KBSI LICENSEE L.P.
KETK LICENSEE L.P.
WMMP LICENSEE L.P.
WSYT LICENSEE L.P.
By:	Sinclair Properties, LLC, General Partner
By:	/s/ DAVID B. AMY
David B. Amy Manager

WEMT LICENSEE L.P.
WKEF LICENSEE L.P.
By:	Sinclair Properties II, LLC, General Partner
By:	/s/ DAVID B. AMY
David B. Amy Manager
WGME LICENSEE LLC
By:	WGME, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WICD LICENSEE, LLC
WICS LICENSEE, LLC
KGAN LICENSEE, LLC
By:	Sinclair Acquisition IV, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WSMH LICENSEE, LLC
By:	WSMH, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary

WPGH LICENSEE, LLC
KDNL LICENSEE, LLC
WCWB LICENSEE, LLC
By:	Sinclair Media I, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WTVZ LICENSEE, LLC
By:	WTVZ, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
CHESAPEAKE TELEVISION LICENSEE, LLC
KABB LICENSEE, LLC
SCI-SACRAMENTO LICENSEE, LLC
WLOS LICENSEE, LLC
By:	Chesapeake Television, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
KLGT LICENSEE, LLC
By:	KLGT, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary

WCGV LICENSEE, LLC
By:	WCGV, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
SCI-INDIANA LICENSEE, LLC
KUPN LICENSEE, LLC
WEAR LICENSEE, LLC
By:	Sinclair Media II, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WLFL LICENSEE, LLC
By:	WLFL, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WTTO LICENSEE, LLC
By:	WTTO, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WTWC LICENSEE, LLC
By:	WTWC, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary

WGGB LICENSEE, LLC
By:	WGGB, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
KOCB LICENSEE, LLC
By:	KOCB, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WDKY LICENSEE, LLC
By:	WDKY, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
KOKH LICENSEE, LLC
By:	Sinclair Television of Oklahoma, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WUPN LICENSEE, LLC
By:	Sinclair Television of Buffalo, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary

WUXP LICENSEE, LLC
By:	Sinclair Television of Tennessee, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WCHS LICENSEE, LLC
By:	Sinclair Media III, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
SINCLAIR FINANCE, LLC
By:	KLGT, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WMSN LICENSEE, LLC
WRLH LICENSEE, LLC
WUTV LICENSEE, LLC
WXLV LICENSEE, LLC
WZTV LICENSEE, LLC
By:	Sinclair Television Company II, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary
WUHF LICENSEE, LLC
By:	Sinclair Television Company, Inc., Member
By:	/s/ DAVID B. AMY
David B. Amy Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment to this Registration Statement has been signed by the following persons on May 7, 2002 in the capacities indicated.

SIGNATURE	TITLE

* David D. Smith	Chairman of the Board, Chief Executive Officer, President and Director of Sinclair Broadcast Group, Inc. and President and Director, or such other capacity identified above, of the Guarantors listed above (Principal Executive Officer of Sinclair Broadcast Group, Inc. and the Guarantors listed above)
/s/ DAVID B. AMY David B. Amy
Executive Vice President and Chief Financial Officer of Sinclair Broadcast Group, Inc. and Treasurer and Director, or such other capacity identified above, of the Guarantors listed above (Principal Financial and Accounting Officer of Sinclair Broadcast Group, Inc. and the Guarantors listed above)
* Frederick G. Smith	Director of Sinclair Broadcast Group, Inc. and Sinclair Communications, Inc.
* J. Duncan Smith	Director of Sinclair Broadcast Group, Inc. and Sinclair Communications, Inc.
* Robert E. Smith	Director of Sinclair Broadcast Group, Inc. and Sinclair Communications, Inc.
* Basil A. Thomas	Director of Sinclair Broadcast Group, Inc. and Sinclair Communications, Inc.
* Lawrence E. McCanna	Director of Sinclair Broadcast Group, Inc. and Sinclair Communications, Inc.
* Daniel C. Keith	Director of Sinclair Broadcast Group, Inc. and Sinclair Communications, Inc.
*By:	/s/ DAVID B. AMY David B. Amy Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation.(1)
3.2	By-laws.(2)
4.1	Indenture, dated as of December 9, 1993, among Sinclair Broadcast Group, Inc., its wholly-owned subsidiaries and First Union Nation Bank of North Carolina, as trustee.(2)
4.2	Indenture, dated as of August 28, 1995, among Sinclair Broadcast Group, Inc., its wholly-owned subsidiaries and the United States Trust Company of New York as trustee.(2)
4.3	Subordinated Indenture, dated as of December 17, 1997, among Sinclair Broadcast Group, Inc., and First Union National Bank, as trustee.(3)
4.4	First Supplemental Indenture, dated as of December 17, 1997, among Sinclair Broadcast Group, Inc., the Guarantors named therein and First Union National Bank, as trustee, including Form of Note.(3)
4.5	Indenture, dated as of December 10, 2001, among Sinclair Broadcast Group, Inc., the Guarantors named therein and First Union National Bank, as trustee.(4)
4.6	Form of 8 3/4% Senior Subordinated Note due 2011.(4)
4.7	Registration Rights Agreement, dated as of December 10, 2001, by and among Sinclair Broadcast Group, Inc., the Guarantors named therein, and Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., Scotia Capital (USA) Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.(5)
4.8	Indenture, dated as of March 14, 2002, among Sinclair Broadcast Group, Inc., the Guarantors named therein and First Union National Bank, as trustee.(4)
4.9	Form of 8% Senior Subordinated Note due 2012.(4)
4.10	Registration Rights Agreement, dated as of March 14, 2002, by and among Sinclair Broadcast Group, Inc., the Guarantors named therein, and First Union Securities, Inc., Deutsche Banc Alex. Brown Inc. and J.P. Morgan Securities Inc.*
5.1	Opinion of Wilmer, Cutler & Pickering.*
12	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of Independent Public Accountants (regarding Sinclair financial statements).
23.2	Consent of Independent Public Accountants (regarding Acrodyne financial statements).
23.3	Consent of Wilmer, Cutler & Pickering (included in exhibit 5.1).
24	Power of attorney (included on the signature page of this registration statement).
25	Statement of Eligibility on Form T-1 of First Union National Bank, as the Trustee under the Indenture.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.4	Form of Letter to Clients.*
99.5	Form of Exchange Agent Agreement.*
99.6	Letter to Commission pursuant to Temporary Note 3T.*

(1)
Incorporated by reference from our Report on Form 10-Q for the quarter ended June 30, 1998.

(2)
Incorporated by reference from our Registration Statement on Form S-1, No. 33-90682.

(3)
Incorporated by reference from our Current Report on Form 8-K, dated as of December 16, 1997.

(4)
Incorporated by reference from our Report on Form 10-K for the year ended December 31, 2001.

(5)
Incorporated by reference from our Registration Statement on Form S-4, No. 333-85718, as amended.

*
Previously filed.

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TABLE OF ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
SUMMARY
Recent Developments
THE EXCHANGE OFFER
THE EXCHANGE NOTES
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE NOTES
Redemption Year Price
DESCRIPTION OF THE ORIGINAL NOTES
CERTAIN DEFINITIONS
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX